UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

WPX Energy, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

3500 One Williams Center

Tulsa, Oklahoma 74172

April 6, 2016

Dear WPX Energy Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of WPX Energy, Inc. The meeting will be held on Thursday, May 19, 2016, in the Oklahoma Ballroom at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103, at 9:30 a.m., Central Daylight Time. We look forward to greeting personally as many of our stockholders as possible at the Annual Meeting.

The notice of the Annual Meeting and proxy statement that accompany this letter provide information concerning matters to be considered and acted upon at the Annual Meeting. Our proxy statement also includes information about the meeting itself, including:

•	how to obtain admission to the meeting if you plan to attend; and

•	different methods you can use to vote by proxy, including by Internet, telephone and mail.

As a stockholder of WPX Energy, you play an important role in our company by considering and taking action on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

While most of our stockholders are unlikely to be able to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares as promptly as possible.

Thank you for your continued interest in our company.

Very truly yours,

William G. Lowrie
Chairman of the Board of Directors

WPX ENERGY, INC.

3500 One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2016

To the stockholders of WPX Energy, Inc.:

WPX Energy, Inc. will hold its Annual Meeting of Stockholders on May 19, 2016 at 9:30 a.m. Central Daylight Time in the Oklahoma Ballroom at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103. Details for the Annual Meeting of Stockholders are below:

TIME	9:30 a.m., Central Daylight Time, on Thursday, May 19, 2016

PLACE	Oklahoma Ballroom at the Hyatt Regency Tulsa, 100 East Second Street, Tulsa, Oklahoma 74103

ITEMS OF BUSINESS

1. To elect eight director nominees identified in this proxy statement, on the terms and conditions specified;

2. To conduct an advisory vote on executive compensation;

3. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2016;

4. To consider a stockholder proposal set forth in this proxy statement, if properly presented at the Annual Meeting; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

RECORD DATE	You can vote and attend the Annual Meeting if you were a stockholder of record at the close of business on March 28, 2016.

ANNUAL REPORT	Our 2015 annual report, which includes a copy of our Annual Report on Form 10-K, accompanies this proxy statement.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. We encourage you to vote by Internet or telephone, or complete, sign and return your proxy prior to the meeting even if you plan to attend the Annual Meeting. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the Annual Meeting by following the procedures described under Question 12 of the “Questions and Answers about the Annual Meeting and Voting” section in the attached proxy statement.

By Order of the Board of Directors,

Stephen E. Brilz

Vice President and Corporate Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2016:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting,

Proxy Statement and Annual Report are available at

www.edocumentview.com/WPX

i

ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement.

We are taking advantage of rules of the Securities and Exchange Commission, or “SEC,” that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending most of our stockholders a brief notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this brief notice, or “Notice,” you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this Notice tells you how to access and review on the Internet all of the important information contained in the proxy materials, including our annual report to stockholders. This Notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of the proxy materials.

We expect to mail, or provide notice and electronic delivery of, this proxy statement, our annual report and accompanying proxy card to stockholders beginning on or about April 6, 2016. Unless the context otherwise requires, the terms “WPX Energy,” “WPX,” the “Company,” “us,” “we,” and “our” include WPX Energy, Inc. and its consolidated subsidiaries.

WPX Energy, Inc.

We are an independent natural gas and oil exploration and production company engaged in the exploitation and development of long-life unconventional properties. Our 2015 Annual Report, which accompanies this proxy statement, provides a comprehensive description of our business.

Corporate Governance

WPX Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do. Consistent with this commitment, we have adopted the following practices:

•	Board Structure and Composition. We have independent Board leadership, and all directors, other than our Chief Executive Officer, are independent.

•	Stock Ownership Guidelines. Our directors and executive officers are subject to stock ownership guidelines that align their interests with those of our stockholders, and all directors and officers are in compliance with the retention requirements under those guidelines.

•	Recoupment Policy. We have a recoupment policy that requires the Company to recover all performance-based incentive payments from senior executives, including all of our named executive officers, found by the Board of Directors to be personally responsible for the fraud or intentional misconduct resulting in a significant restatement of the Company’s financial statements. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results. See “Compensation Discussion and Analysis — Other Compensation Practices — Recoupment Policy” below.

•	Independent Compensation Consultant. Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

•	Environmental Policy. We have an environmental health and safety policy that outlines our focus on integrating environmental, health and safety stewardship into our core business activities.

•	Transactions in Company Securities (Anti-Hedging Policy). Our insider trading policy prohibits short sales of shares of our common stock by directors and executive officers. It also prohibits the use of equivalent derivative securities.

•	Anti-Pledging Policy. Our insider trading policy prohibits our directors, officers, and key employees from holding our securities in a margin account or using such securities as collateral for a loan.

Enterprise-Wide Risk Oversight

Our Board of Directors, assisted by its committees, oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of our business.

Executive Compensation

Our Compensation Committee strives to establish and maintain an executive compensation program that will attract, engage, reward, and retain highly effective executive officers, reward superior performance, and provide incentives to drive results that increase stockholder value. Our compensation program includes a mix of base salary, an annual cash incentive, performance-based restricted stock units, equity awards, and benefits and limited perquisites to achieve this result. The majority of our executive pay is variable, subject to increase when we exceed performance targets or our stock price appreciates and a reduction when we do not achieve performance targets or our stock price depreciates. The variable pay is tied to performance metrics that encompass both short- and long-term goals and encourage profitable growth while discouraging excessive risk-taking.

Highlights of our Executive Compensation Program

•	Pay for Performance — The majority of compensation opportunity for our executive officers varies based upon achievement of annual or long-term goals linked to stockholder value

•	Increase Stockholder Value — We use balanced performance metrics to encourage operational performance while discouraging excessive risk-taking

•	Align Executive Officers with Stockholders — Executive compensation opportunities are weighted toward equity awards that align our executive officers with the long-term interests of our stockholders

Information regarding compensation paid to each of our named executive officers in 2015 is described in the “Compensation Discussion and Analysis” below.

Summary of 2015 Compensation Decisions Made for Our CEO

•	Base Salary — $840,000, increased 5% from 2014 base salary

•	Annual Cash Incentive — $1,345,385, paid at 150% of target

•	Equity Awards — $4,615,699, grant-day value of time-based restricted stock award (“RSAs”) and performance-based restricted stock units (“RSUs”)

Strong Governance Standards in Oversight of Executive Compensation Policies

We maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

•	an independent Compensation Committee that engages an independent advisor

•	stock ownership guidelines to encourage our executive officers to have a significant stake in our long-term success

•	performance-based compensation using balanced performance metrics and performance-based equity awards capped at 100% of target if our total shareholder return is negative

•	double-trigger change-in-control agreements and equity awards

•	no excise tax gross-ups and limited perquisites

•	a prohibition on backdating stock options and on repricing without stockholder approval

•	a recoupment policy that requires recovery of all performance-based incentive payments from any executive officers found by the Board of Directors to be personally responsible for fraud or intentional misconduct that causes the need for a significant financial restatement and recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results

•	a prohibition on:

•	short sales of our common stock

•	the use of equivalent derivative securities

•	margin trading in our stock by directors and executive officers

•	pledging of our stock by directors and executive officers

Proposals

Proposal 1 — Election of Directors (see pages 10 — 17)

The Board has nominated eight candidates for election to our Board of Directors. The Board recommends that stockholders vote FOR the election of each nominee.

Proposal 2 — Advisory Vote on Executive Compensation (see pages 55 — 56)

The Board is seeking an advisory vote to approve the Company’s executive compensation. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains the Compensation Committee’s compensation decisions and how our executive compensation program aligns the interests of our executive officers with those of our stockholders. Although the vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote FOR the approval of the Company’s executive compensation.

Proposal 3 — Ratification of Independent Registered Public Accounting Firm (see page 60)

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. The Board is seeking stockholder ratification of this appointment. The Board recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP.

Proposal 4 — Stockholder Proposal (see pages 62 — 63)

We have been informed that a stockholder intends to introduce a resolution requesting that the Board prepare an annual report that describes how we monitor and manage the level of methane emissions from our operations. For the reasons discussed in this proxy statement, the Board recommends that stockholders vote AGAINST this proposal.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory vote to approve our executive compensation, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and one stockholder proposal. Also, once the business of the Annual Meeting is concluded, management of the Company will give a business update. Management and representatives of Ernst & Young LLP will be available to respond to questions from stockholders.

2.	What is a proxy?

It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. You may appoint only one proxy holder or representative to attend the Annual Meeting on your behalf. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Dennis C. Cameron and Stephen E. Brilz to serve as proxies for the Annual Meeting. The Board of Directors will use the proxies at the 2016 Annual Meeting of Stockholders. The proxies also may be voted at any adjournments or postponements of the meeting.

3.	What is a proxy statement?

It is a document we give you when we are soliciting your vote pursuant to SEC regulations.

4.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares and the Notice or the proxy materials were sent directly to you by Computershare.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

5.	How many shares must be present to hold the Annual Meeting?

In order to conduct the Annual Meeting, holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or by proxy. This constitutes a quorum. Your shares are counted as present if you attend the Annual Meeting or if your shares are represented by proxy. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

6.	How can I access the proxy materials for the Annual Meeting?

Stockholders may access the proxy materials, which include the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report for the year ended December 31, 2015 on the Internet at www.edocumentview.com/WPX. We will also provide a hard copy of any of these documents free of charge upon request as set forth in the Notice of Internet Availability of Proxy Materials or by writing us at: WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

Stockholders of Record. If you vote on the Internet at www.envisionreports.com/WPX, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.envisionreports.com/WPX and following the enrollment instructions.

Street Name Holders. If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

7.	How do I attend the Annual Meeting? What do I need to bring?

All stockholders as of the Record Date may attend. Please bring to the meeting:

Proof of Ownership, such as a copy of your Notice or proxy card, or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and

Proof of Identification, such as a valid driver’s license or passport.

If you hold your shares in street name, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in Question 8.

Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with rules of order and procedure that will be available at the meeting.

8.	How can I vote at the Annual Meeting if I own shares in street name?

If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

9.	What shares are included on the Notice, proxy card or voting instruction form?

If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold:

•	in certificate form; and

•	in book-entry form.

If you hold shares in our Employee Stock Purchase Plan, you will receive a separate Notice or proxy card applicable to those shares.

If you hold your shares in street name, you will receive one Notice or voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

10.	What different methods can I use to vote?

By Written Proxy. All stockholders of record who received proxy materials by mail can vote by written proxy card. If you received a Notice or the proxy materials electronically, you may request a proxy card at any time by following the instructions on the Notice or on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record can vote by telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the Notice or proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described in Question 8.

The Notice is not a proxy card and it cannot be used to vote your shares.

11.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 28, 2016. Only owners of record of shares of common stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. On March 28, 2016, there were 276,602,330 shares of common stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held.

The record date was established by our Board of Directors as required by the General Corporation Law of the State of Delaware. Owners of record of common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

12.	If I submit a proxy, may I later revoke it and/or change my vote?

Stockholders may revoke a proxy and/or change their vote prior to the completion of voting at the Annual Meeting by:

•	signing another proxy card or voting instruction form with a later date and delivering it to the Corporate Secretary before the Annual Meeting;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 18, 2016 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

•	voting at the Annual Meeting if you are a stockholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

•	notifying the Corporate Secretary of the Company in writing before the Annual Meeting.

13.	Are votes confidential? Who counts the votes?

We hold the votes of all stockholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•	in case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspectors of the election to certify the results of the vote.

We have retained Computershare to tabulate the votes and act as independent inspector of the election.

14.	What are my choices when voting for director nominees and what vote is needed to elect directors?

In the vote on the election of director nominees, stockholders may:

•	vote in favor of a nominee;

•	vote against a nominee; or

•	abstain from voting with respect to a nominee.

Directors will be elected at the Annual Meeting upon receipt of more votes cast “for” than “against” his or her election; abstentions will not count as votes cast with respect to a director’s election. Our Corporate Governance Guidelines requires all directors to tender, promptly after their election, irrevocable resignations from the Board of Directors that will be effective if the director does not receive a greater number of votes “for” than “against” his or her election in an uncontested election. Under this policy, the Board of Directors will determine whether to accept or reject the offer to resign and publicly disclose its decision within 90 days from the date of the certification of the election results. The text of this policy appears in our Corporate Governance Guidelines, which are available on our website at www.wpxenergy.com.

The Board of Directors recommends a vote FOR each of the nominees.

15.	What are my choices when voting on each of the other proposals considered at the Annual Meeting?

For each of the other proposals stockholders may:

•	vote for the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

16.	What is the Board’s recommendation with regard to each proposal?

The Board of Directors makes the following recommendation with regard to each proposal:

•	The Board of Directors recommends a vote FOR each of the director nominees.

•	The Board of Directors recommends a vote FOR advisory approval of the Company’s executive compensation.

•	The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

•	The Board of Directors recommends a vote AGAINST the stockholder proposal recommending the preparation of a report that describes how we monitor and manage the level of methane emissions from our operations.

17.	What vote is needed to approve each proposal?

Please see Question 14 regarding the vote that is needed for the election of directors.

Each of the remaining proposals must be approved by the holders of a majority of the shares present and entitled to vote in person or by proxy at the Annual Meeting in order to pass. The Board of Directors will consider the result of the advisory vote to approve our executive compensation when considering future executive compensation decisions.

18.	What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter in the manner described in the Notice or on their proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the election of all director nominees;

•	FOR the advisory approval of our executive compensation;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

•	AGAINST the stockholder proposal recommending the preparation of a report that describes how we monitor and manage the level of methane emissions from our operations.

19.	Are my shares voted if I do not provide a proxy?

If you are a stockholder of record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. The election of directors and the votes on the other matters described in this proxy statement are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as “broker non-votes.”

20.	How are abstentions and broker non-votes counted?

Abstentions have no effect on the election of directors, as only “for” and “against” votes are counted. Abstentions have the effect of an “AGAINST” vote on each of the other matters described in this proxy statement. Broker non-votes will be treated as not present and not entitled to vote.

21.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Stockholders?

The Company expects directors to attend the Annual Meeting, absent a compelling reason.

22.	What are the deadlines for submitting stockholder proposals for the 2017 Annual Meeting?

Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. To be considered for inclusion in our proxy statement for our 2017 Annual Meeting, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received not later than December 7, 2016 and be submitted in accordance with the SEC’s Rule 14a-8. Stockholder proposals received after the close of business on December 7, 2016 would be untimely. These stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2017 Annual Meeting.

Other Stockholder Proposals for Presentation at the 2017 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy statement for our 2017 Annual Meeting, but is instead sought to be presented at the 2017 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, these stockholder proposals must be received no earlier than January 19, 2017, and no later than the close of business on February 18, 2017. These stockholder proposals must be in writing and received within the “advance notice” deadlines described above at our principal executive offices at WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary. These stockholder proposals must be in the form provided in our Bylaws and must include the information set forth in the Bylaws about the stockholder proposing the business and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed business or the voting of the Company’s common stock. If we do not receive a stockholder proposal and the required information regarding the stockholder and any associated person by the “advance notice” deadlines described above, the proposal may be excluded from the proxy statement and from consideration at the 2017 Annual Meeting. The “advance notice” requirement described above supersedes the notice period in SEC Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such stockholder business.

23.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock.

Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

24.	Where can I find more information about my voting rights as a stockholder?

The SEC has an informational website that provides stockholders with general information about how to cast their vote and why voting should be an important consideration for stockholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nomination Process

Criteria for Nomination to the Board

The Nominating and Governance Committee Charter, which is available on our website at www.wpxenergy.com under “Investors” and “Corporate Governance,” provides that the Nominating and Governance Committee must develop and recommend to the Board qualifications for assessing director candidates and identify and recommend to the Board individuals for nomination as Board members.

Our Corporate Governance Guidelines set forth criteria for independent director nominees. The Nominating and Governance Committee evaluates potential Board nominees against these criteria in determining whether to recommend any potential nominee for consideration for election as a member of the Board. These criteria include the following:

•	An understanding of business and financial affairs and the complexities of a business organization. Although a career in business is not essential, the nominee should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government, and should be willing to maintain a committed relationship with the Company as a director.

•	A genuine interest in representing all of the stockholders and the interest of the Company overall.

•	A willingness and ability to spend the necessary time to function effectively as a director.

•	An open-minded approach to matters and the resolve to independently analyze matters presented for consideration.

•	A reputation for honesty and integrity beyond question.

•	Independence as defined by the NYSE, and qualifications otherwise required in accordance with applicable law or regulation.

The Nominating and Governance Committee routinely evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as geography, race, gender, ethnicity and age. This assessment enables the Board to update, if necessary, the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

Process for Identifying and Evaluating Nominees

In considering potential candidates to the Board who are not incumbent directors, the Nominating and Governance Committee, with input from the full Board of Directors, assesses the potential candidate’s qualifications, taking into account the criteria listed above, and how these qualifications fit with the desired composition of the Board of Directors as a whole.

In the case of incumbent directors, in addition to the criteria listed above, the Nominating and Governance Committee reviews the directors’ overall performance on the Board of Directors and other relevant factors.

Stockholder Recommendations for Nominees

The Nominating and Governance Committee will consider nominees recommended by our stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office, indicating the nominees’ qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Nominating and Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria set forth above, in the case of director candidates recommended by stockholders. The Nominating and Governance Committee periodically considers recommendations for director candidates.

If you wish to submit a director nomination at a future annual meeting, you must supply timely written notice to the Corporate Secretary. For the 2017 Annual Meeting, this notice must be received at our principal executive offices, directed to the Corporate Secretary, no earlier than January 19, 2017, and no later than February 18, 2017. The notice must include the information set forth in the Bylaws about each proposed nominee, including: (i) the name, age, business address, residence address and principal occupation or employment, business experience during the past five years and any other directorships of public companies currently held or held during the last five years, (ii) the number of shares of the Company’s common stock which are beneficially owned, and (iii) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include the information set forth in the Bylaws about the stockholder making the nomination and any associated person, including information about the direct and indirect ownership of or derivative positions in the Company’s common stock and arrangements and understandings related to the proposed nomination or the voting of the Company’s common stock. The notice must also include a signed consent of each nominee to be named in the proxy statement as a nominee and to serve as a director of the Company if elected. If we do not receive a notice and the required information regarding the nominee, the stockholder and any associated person by the deadline described above, the proposed nominee may be excluded from consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will only evaluate stockholder-recommended candidates if those recommendations meet the requirements described in this proxy statement and our Bylaws.

2016 Director Nominees

The first proposal for consideration at the Annual Meeting is the election of each of the eight candidates named below as a director for a one-year term expiring at our 2017 Annual Meeting, or until his or her successor is duly elected and qualified.

At our 2015 Annual Meeting, stockholders voted to eliminate prospectively the classification of directors on our Board. Previously, our directors had been classified into three separate classes and held office for staggered three-year terms. Effective as of the 2015 Annual Meeting, stockholders approved terminating each of the three director classes as of the expiration date of that class’s three-year term, with subsequent terms being for one year only. As a result of this change:

•	last year a class of four directors was elected to one-year terms;

•	this year a second class of four directors will be elected to one-year terms; and

•	next year a third class of directors will be elected to one-year terms;

at which time we will have fully declassified our Board. Our Board is currently fixed at 11 members.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated each of the directors identified below as a nominee for a one-year term expiring at the 2017 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Messrs. Herdman, Lorch and Muncrief are currently members of the Board whose terms do not expire until the 2017 Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

The following presents a brief biographical description of each director and director nominee, as well as a discussion of the specific experience, qualification and skills of each director that helped lead the Board to conclude that each respective director should continue to serve as a member of the Board.

Nominees

Name	Age	Director Since
John A. Carrig	64	2011
William R. Granberry	73	2011
Kelt Kindick	61	2013
Karl F. Kurz	54	2014
Henry E. Lentz	71	2011
William G. Lowrie	72	2011
Kimberly S. Lubel	51	2011
David F. Work	70	2011

John A. Carrig. Mr. Carrig has been a director since December 2011. Mr. Carrig is the former President and Chief Operating Officer of ConocoPhillips (a large integrated oil company with operations in more than 30 countries). He joined Phillips Petroleum in London in 1978 as a tax attorney. In 1981, he transferred to Bartlesville, Oklahoma, and was associated with the corporate tax staff until 1993 when he joined the treasury group as Finance Manager. He was then named Assistant Treasurer of Finance, and in 1995 he accepted the position of Treasurer. He was Vice President and Treasurer from 1996 to 2000 when he was named Senior Vice President and Treasurer. He was elected Senior Vice President and Chief Financial Officer for Phillips in 2001, a position he held until the ConocoPhillips merger occurred in 2002, at which time he became Executive Vice President, Finance, and Chief Financial Officer of ConocoPhillips. In 2008, he was appointed President and Chief Operating Officer of ConocoPhillips and became responsible for global operations, including exploration and production, refining and transportation, project development and procurement, and health, safety and environmental matters. Mr. Carrig served as President of ConocoPhillips until his retirement in March 2011. Mr. Carrig graduated Phi Beta Kappa with a B.A. from Rutgers University and received his law degree from Temple University. He also holds an advanced degree in tax law from New York University School of Law. Mr. Carrig also serves as a director of Forum Energy Technologies, Inc. (manufacturer of oil and gas field machinery and equipment), TRC Companies, Inc. (engineering, consulting and construction management services to the energy, environmental and infrastructure markets) and Skanska AB (a global project development and construction company).

We believe Mr. Carrig is well qualified to serve as a member of our Board. Mr. Carrig has many years of experience in our industry, including operating, financial and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face.

William R. Granberry. Mr. Granberry has been a director since December 2011. Mr. Granberry served as a director of The Williams Companies, Inc. (“Williams”) from 2005 until December 2011, and served as a member of Williams’ Compensation Committee and its Finance Committee. Mr. Granberry was a member of Compass Operating Company LLC (a small, private oil and gas exploration, development, and producing company) from October 2004 through December 2013. From 1999 to 2004, as an independent consultant, he managed investments and consulted with oil and gas companies. From 1996 to 1999, Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc. (a public oil and gas company with exploration, development, acquisition, and production activities throughout the central United States). He has worked in the oil and gas industry in various capacities for 50 years, including as a manager of engineering at Amoco (a global energy company) and in executive positions for smaller independent energy companies. Mr. Granberry has served on committees and boards of industry organizations, including the Society of Petroleum Engineers, the American Petroleum Institute, and the Independent Producers Association of America. Mr. Granberry holds B.S. and M.S. degrees in petroleum engineering from the University of Texas. Mr. Granberry is a director of Legacy Reserves GP, LLC (an independent acquirer and developer of oil and natural gas properties).

We believe Mr. Granberry is well qualified to serve as a member of our Board. Mr. Granberry has many years of experience in our industry, including executive, investment and operating experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Granberry also has extensive public policy experience from serving on committees and boards of industry organizations. Further, we believe Mr. Granberry’s experience as a director of Williams is advantageous to us.

Kelt Kindick. Mr. Kindick has been a director since January 2013. Mr. Kindick served as Chief Financial Officer and Partner at Bain & Company, Inc., a management consulting firm, from January 2009 until his retirement on December 31, 2012. He has been serving as Advisory Partner for Bain & Company since January 1, 2013. He joined Bain & Company, Inc. in 1980, was elected Partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is the lead director of The Advisory Board Company. He received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School.

We believe that Mr. Kindick is well qualified to serve as a member of our Board. His long service at a leading management consulting firm, where he has developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience, are advantageous to us.

Karl F. Kurz. Mr. Kurz has been a director since January 2014. From September 2009 until his retirement in September 2012, Mr. Kurz served as a Managing Director, co-head of the energy group and a member of the investment committee at CCMP Capital Advisors LLC, a leading global private equity firm with a focus on energy investments, among other areas. Prior to joining CCMP, Mr. Kurz spent nine years with Anadarko Petroleum Corporation, most recently serving as chief operating officer responsible for overseeing the company’s global exploration and production, marketing, midstream, land, technology and service businesses. Prior to joining Anadarko, Mr. Kurz was General Manager of midstream and marketing for Vastar Resources, Inc., where he managed the company’s marketing of oil, natural gas liquids, gas and gas processing. Prior to joining Vastar in 1995, Mr. Kurz held management positions at ARCO Oil and Gas Company in several business units including reservoir engineering, production operations, crude oil marketing, hedging, and financial trading. Mr. Kurz holds a B.S, magna cum laude, in petroleum engineering from Texas A&M University and he is a graduate of Harvard Business School’s Advanced Management Program. Mr. Kurz also serves as a director of SemGroup Corporation (midstream services provider to independent oil and gas producers and refiners) and American Water Works Company, Inc. (water and wastewater services company). Mr. Kurz served as a director of Western Gas Partners from May 2008 through March 2009 and Global Geophysical Services, Inc. (seismic data solutions for the oil and gas industry) from December 2010 through December 2014.

We believe Mr. Kurz is well qualified to serve as a member of our Board. Mr. Kurz has many years of experience in our industry, including executive, investment and operating experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Kurz also has extensive public policy experience from serving on committees and boards of industry organizations.

Henry E. Lentz. Mr. Lentz has been a director since December 2011. In May 2011, Mr. Lentz retired from Lazard Frères & Co (an investment banking firm), where he had served as a Managing Director since June 2009.

He was a Managing Director of Barclays Capital (an investment banking firm and successor to Lehman Brothers Inc.) from September 2008 to June 2009. From January 2004 to September 2008 he was employed as an Advisory Director by Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc. (an investment banking firm). In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. Mr. Lentz holds a B.A. from the College of the Holy Cross and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Lentz served as a director of Rowan Companies, Inc. from 1990 until 2014, and served as the non-executive Chairman beginning in 2009. He is currently on the board of directors of Peabody Energy Corporation, Macquarie Infrastructure Corporation and CARBO Ceramics, Inc.

We believe Mr. Lentz is well qualified to serve as a member of our Board. Mr. Lentz has significant experience in investment banking and financial matters, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lentz also has corporate governance experience as a result of serving on other public company boards of directors, which is advantageous to us as a public company.

William G. Lowrie. Mr. Lowrie was elected as Chairman of our Board of Directors in December 2011. Mr. Lowrie served as a director of Williams Inc. from 2003 until December 2011, and served as a member of Williams’ Audit Committee and its Nominating and Governance Committee. In 1999, Mr. Lowrie retired as Deputy Chief Executive Officer and director of BP Amoco PLC (a global energy company), where he spent his entire 33-year career. At Amoco, Mr. Lowrie held various positions of increasing responsibility, developing expertise in drilling, reservoir engineering, financial analysis of projects, and other skills related to the oil and natural gas exploration, production, and processing businesses. At various times in his Amoco tenure, Mr. Lowrie managed natural gas and natural gas liquids pipeline operations, hedging and other hydrocarbon price risk mitigation functions, international contract negotiations, petroleum product refining and marketing operations, environmental health and safety program design, and the development and execution of a process for managing capital investment projects. Mr. Lowrie also worked closely with all financial functions, internal and external auditors, and industry organizations such as the American Petroleum Institute. From 1995 to 1999, Mr. Lowrie served on the board of Bank One Corporation (now JP Morgan Chase), including on that board’s Audit Committee. He holds a bachelor of chemical engineering degree from The Ohio State University and has attended the Executive Program at the University of Virginia. Mr. Lowrie is a director of The Ohio State University Foundation and a trustee of the South Carolina chapter of The Nature Conservancy.

We believe that Mr. Lowrie is well qualified to serve as a member of our Board. Mr. Lowrie has many years of experience in our industry, including operating, financial and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lowrie also has extensive risk-management experience from his time at BP Amoco and from his service on Williams’ Audit Committee. Further, we believe Mr. Lowrie’s experience as a director of Williams is advantageous to us.

Kimberly S. Lubel. Ms. Lubel has been a director since December 2011. She has been Chairman of the Board, President and Chief Executive Officer of CST Brands, Inc. (a publicly-traded retailer of transportation fuels and convenience goods) since its spin-off from Valero Energy Corporation (a large independent refiner of transportation fuels and related products) in May 2013. Ms. Lubel also has been the Chairman of the Board of the general partner of CrossAmerica Partners L.P. (a publicly-traded master limited partnership) since October 2014, when CST Brands acquired the general partner. Effective January 1, 2013, Ms. Lubel became responsible for Valero’s retail organization in the United States and Canada as Executive Vice President and President Retail. Ms. Lubel previously served from October 2008 to December 31, 2012, as Executive Vice President and General Counsel for Valero with responsibility over Valero’s legal, ad valorem tax, health, safety and environmental, energy and gases, reliability, and project execution departments. She joined Valero in 1997 as Corporate

Counsel. From April 2006 to October 2008, she served as Senior Vice President & General Counsel. She served as lead attorney for most of Valero’s major acquisitions during her tenure with Valero. Ms. Lubel holds a B.A. in Spanish and international studies from Miami University (Ohio), an M.A. in international relations from Baylor University, and a J.D. from the University of Texas School of Law.

We believe that Ms. Lubel is well qualified to serve as a member of our Board. Her chief executive officer experience is critical to her ability to identify, understand and address challenges and opportunities that we face. As a result of her executive experience, Ms. Lubel also has an understanding of compensation and corporate governance issues that we face. Her experience as lead attorney for complex transactions well positions her to advise on any transactions that we may consider. Her familiarity with legal and regulatory issues, including expertise on complex health, safety, and environmental matters, also positions her well to advise on such issues.

David F. Work. Mr. Work has served as a director since December, 2011. In 2000, Mr. Work retired as Regional President from BP Amoco Corporation (a global energy company) where he served in various capacities since 1987. As Regional President, Mr. Work was the senior BP Amoco representative in the Gulf Coast, Southwest and Rocky Mountain states, and his responsibilities included coordinating the vice presidents of BP Amoco’s seven exploration and production business units, as well as the leaders of the gas, power, oil and chemical businesses located in the area. Prior to serving as Regional President, Mr. Work served as a Group Vice President in BP Amoco’s Exploration and Production stream and was a member of its Executive Committee. Prior to the merger between BP and Amoco, Mr. Work had positions of increasing responsibility at Amoco Corporation, including Senior Vice President of Shared Services and Group Vice President of worldwide exploration for the exploration and production sector. Mr. Work served on the board of directors of CGGVeritas Service Holdings Inc. (formerly Veritas DGC Inc.) from 2004 until October 2012. Since 2009, he has served on the board of directors of Hat Creek Energy. Mr. Work was a management consultant for TerraTek, a Schlumberger company for two years. Mr. Work also volunteers as a member of the Land Trust Alliance Advisory Council and is a member of the board of trustees of the Wyoming chapter of The Nature Conservancy, the Teton Science School and the Teton Regional Land Trust. He holds a B.A. in geology from Wesleyan University and an M.S. geology from the University of California — Santa Cruz. Mr. Work is involved in several professional organizations, including the American Geologic Institute and the American Association of Petroleum Geologists.

We believe Mr. Work is well qualified to serve as a member of our Board. Mr. Work has many years of experience in our industry, including operating and executive experience, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Work’s extensive experience in identifying exploration and production opportunities is advantageous to us as an independent company.

Continuing Directors

Name	Age	Director Since
Robert K. Herdman	67	2011
George A. Lorch	74	2011
Richard E. Muncrief	57	2014

Robert K. Herdman. Mr. Herdman has been a director since December 2011. Since 2004, Mr. Herdman has been a Managing Director of Kalorama Partners LLC (a Washington, D.C. consulting firm specializing in providing advice regarding corporate governance, risk assessment, crisis management and related matters). Prior to joining Kalorama, Mr. Herdman was the Chief Accountant of the SEC from October 2001 to November 2002. Prior to joining the SEC, he was Ernst & Young’s Vice Chairman of Professional Practice for its Assurance and Advisory Business Services (“AABS”) practice in the Americas and the Global Director of AABS Professional Practice for Ernst & Young International. Mr. Herdman was also the senior Ernst & Young partner responsible for the firm’s relationship with the SEC, Financial Accounting Standards Board and American Institute of Certified Public Accountants (“AICPA”). Mr. Herdman served on the AICPA’s SEC Practice Section Executive Committee from 1995 to 2001 and as a member of the AICPA’s Board of Directors from 2000 to 2001. He holds a B.S.C. in accounting from DePaul University. Mr. Herdman is currently on the board of directors of Cummins Inc. and is chair of its Audit Committee. Prior to April 2015, he served on the board of directors of HSBC Finance Corporation (formerly Household International, Inc.), HSBC North America Holdings, Inc. and HSBC US, Inc.

We believe Mr. Herdman is well qualified to serve as a member of our Board. Mr. Herdman has significant experience in finance and accounting, including expertise as the chair of the audit committees for public companies, and we believe these experiences are important to his ability to understand and address challenges and opportunities that we face. Mr. Herdman’s SEC and public accounting experience provided him with insight into the business operations and financial performance of a significant number of public companies, which is advantageous to us as a public company.

George A. Lorch. Mr. Lorch has been a director since December 2011. Mr. Lorch served as a director of Williams from 2001 until December 2011, and served as a member of Williams’ Compensation Committee and its Nominating and Governance Committee. Mr. Lorch was Chairman Emeritus of Armstrong Holdings, Inc., the holding company for Armstrong World Industries, Inc. (a manufacturer and marketer of floors, ceilings, and cabinets). He was the Chief Executive Officer and President of Armstrong World Industries, Inc. from 1993 to 1994 and Chairman of the Board and Chief Executive Officer from 1994 to 2000. From May 2000 to August 2000, he was Chairman of the Board and Chief Executive Officer of Armstrong Holdings, Inc. Mr. Lorch has 37 years of sales and marketing experience at Armstrong, including 17 years of experience as a head of operations, with responsibility for profit and loss statements, balance sheets, and stockholder relations. During his 21 years as a director in varied industries, Mr. Lorch has participated in CEO searches, succession planning, strategy development, takeover defense and offense, and director recruitment, and he has served on dozens of board committees. Mr. Lorch holds a B.S. in business administration from Virginia Polytechnic Institute and State University and has also completed an executive management course at the Kellogg School of Management at Northwestern University. Mr. Lorch served as a director of Pfizer, Inc. (a research-based pharmaceutical company) from 2000 until April 2015, acting as Non-Executive Chairman from December 2010 until December 2011, and as Lead Independent Director after December 2011. He is the Lead Independent Director, a member of the Compensation Committee, and Chairman of the Nominating and Corporate Governance Committee of the board of Autoliv, Inc. (a developer, manufacturer, and supplier of automotive safety systems), and a director, a member of the Compensation Committee, and Chairman of the Corporate Governance and Nominating Committee of the board of Masonite (a publicly held door manufacturer). Mr. Lorch has served as an advisor to the Carlyle Group (a private equity firm).

We believe that Mr. Lorch is well qualified to serve as a member of our Board. Mr. Lorch’s executive experience provides valuable financial and management experience, including expertise leading a large organization with national operations, and we believe these experiences are critical to his ability to identify, understand and address challenges and opportunities that we face. Mr. Lorch also has knowledge and understanding of the strategy, recruitment, compensation and corporate governance issues that we face from his extensive experience as a director. Further, we believe Mr. Lorch’s experience as a director of Williams is advantageous to us.

Richard E. Muncrief. Mr. Muncrief was appointed President and Chief Executive Officer of the Company and as a member of our Board of Directors on May 15, 2014. He had earlier served since June 2009 as Senior Vice President, Operations and Resource Development of Continental Resources, Inc. Prior to joining Continental, he was employed from August 2008 through May 2009 by Resource Production Company, where he served as Corporate Business Manager. From September 2007 to August 2008, he served as President, Chief Operating Officer and as a director of Quest Midstream Partners, LP. From 1980 to 2007, he served in various managerial capacities with ConocoPhillips and its predecessor companies, Burlington Resources, Meridian Oil and El Paso Exploration. Mr. Muncrief holds a B.S. in petroleum engineering technology from Oklahoma State University. Mr. Muncrief served as a Chairman of the Board of Directors of Apco Oil and Gas International Inc. (“Apco”), a majority-owned subsidiary of the Company until January 2015, from August 2014 until January 2015. He currently serves as a board member of the American Petroleum Institute and the American Production and Exploration Council.

We believe Mr. Muncrief is well qualified to serve as a member of our Board. Mr. Muncrief has many years of experience in the upstream and midstream energy business, and we believe this experience will be critical to his ability to identify, understand and address the challenges and opportunities that we face. As our President and Chief Executive Officer, with intimate knowledge of our business and operations, Mr. Muncrief brings a valuable perspective to the Board. Further, we believe that Mr. Muncrief’s experience with managing the operations of a large, public company is advantageous to us.

CORPORATE GOVERNANCE

Overview

WPX is committed to high standards of corporate governance and ethical business conduct. Important documents that are reflective of this commitment include our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the committees of our Board of Directors, and our Code of Business Conduct. You can access these documents at www.wpxenergy.com under “Investors” and “Corporate Governance” to learn more about our corporate governance practices.

Corporate Governance Practices

Some of our key corporate governance practices include:

Board Structure

•	Majority Vote Standard. Our Bylaws and Corporate Governance Guidelines provide that each director must be elected by a majority vote in an uncontested election. Our Corporate Governance Guidelines also provide that a director nominee must submit an irrevocable resignation effective upon the failure to receive more votes cast “for” than “against” his or her election or re-election and Board acceptance of such resignation.

•	Independent Board Leadership. We have a non-executive independent Chairman of the Board. If the Chairman of the Board is not independent, then the independent directors shall determine if a Lead Independent Director shall be designated.

Board and Board Committees Composition and Performance

•	Limitation on Public Company Directorships. A director may not serve on more than five public company boards of directors (including the Company’s).

•	Resignation Upon Change in Status. Each of our directors is required to offer his or her resignation upon a material change in his or her status, including a change in his or her principal business associations.

•	Executive Sessions. Our Board of Directors and each Board committee regularly conduct executive sessions of non-management directors. Our Chairman of the Board presides over each executive session of non-management directors. Committee Chairs preside over executive sessions of their respective committees.

•	Independent Advisors. Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Annual Performance Reviews. Our Board of Directors and Board committees conduct performance reviews annually.

•	New Director Orientations. New directors are required to complete an orientation program upon joining the Board, and all directors are given the opportunity and are encouraged to participate in continuing education programs.

Guidelines and Board Policies

•	Stock Ownership Guidelines. We maintain stock ownership and retention guidelines for directors and executive officers. See “Compensation Discussion and Analysis — Other Compensation Practices — Stock Ownership Guidelines” and “Director Compensation.”

•	Approval Procedures for Related-Person Transactions. We have a related-person transactions approval policy regarding the review, approval and ratification of related-person transactions involving a member of the Board, one of our executive officers, or any immediate family member or affiliate of such individuals. The Audit Committee and in some cases the full Board of Directors oversees this process. See “Certain Relationships and Transactions.”

•	Recoupment Policy. We have a recoupment policy that requires the Company to recover all performance-based incentive payments from senior executives, including all of our named executive officers, found by the Board of Directors to be personally responsible for the fraud or intentional misconduct resulting in a significant restatement of the Company’s financial statements. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results. See “Compensation Discussion and Analysis — Other Compensation Practices — Recoupment Policy.”

•	Communications Policy. We have a communication policy that outlines how stockholders and other interested parties may communicate with the Board of Directors. See “Board Committees — Communications with the Board of Directors.”

•	Independent Compensation Consultant. Our Compensation Committee has the sole authority to retain or terminate its compensation consultant and annually reviews its compensation consultant’s independence.

•	Environmental Policy. We have an environmental health and safety policy that outlines our focus on integrating environmental, health and safety stewardship into our core business activities.

•	Transactions in Company Securities (Anti-Hedging Policy). Our insider trading policy prohibits short sales of shares of our common stock by directors and executive officers. It also prohibits the use of equivalent derivative securities.

•	Anti-Pledging Policy. Our insider trading policy prohibits our directors, officers, and key employees from holding our securities in a margin account or using such securities as collateral for a loan.

Independent Auditors

•	Ratification of Auditor. Our stockholders annually ratify the selection of our independent registered public accounting firm.

•	Limited Non-Audit Fees. The 2015 non-audit and non-audit-related fees paid to our independent registered public accounting firm were less than five percent of total fees paid to that firm by the Company in 2015.

Corporate Governance Guidelines

Our Certificate of Incorporation and Bylaws, together with Delaware law and NYSE and SEC rules, govern the Company. Our Corporate Governance Guidelines set forth many of the practices, policies and procedures that provide the foundation of our commitment to strong corporate governance. The policies and practices covered in our Corporate Governance Guidelines include operation of the Board of Directors, Board structure, director independence and Board committees. Our Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee and are revised as necessary.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to all employees. Our Code of Business Conduct is publicly available on our website at www.wpxenergy.com. Any waiver of our Code of Business Conduct with respect to the Chief Executive Officer, Chief Financial Officer or Controller, or persons performing similar functions, may be authorized only by our Audit Committee. In the event that we make any changes to, or provide any waivers from, the provisions of our Code of Business Conduct, we intend to disclose such events on our website or in a report on Form 8-K within four business days of such event.

Director Independence

Our Corporate Governance Guidelines require that the Board make an annual determination regarding the independence of each of our directors. Based on an annual evaluation performed by and recommendations made by the Nominating and Governance Committee, the Board has determined that each of our current directors, other than Mr. Muncrief, is independent under the NYSE listing standards and the rules and regulations of the SEC. The Board’s determination of independence took into account the “bright line” standards of the NYSE and the standards for independence contained in our Corporate Governance Guidelines, as well as the absence of any material transactions or other relationships between the Company, on the one hand, and directors, their immediate family members and other associates, on the other. The Board reviewed transactions between the Company and other companies where a director serves as a non-employee director, or where a director or family member of the director serves as an executive officer, and concluded that no such transaction was contrary to a finding of independence.

Independent Board Leadership

Our Board of Directors believes that having independent Board leadership is an important component of our governance structure. The Company’s current preferred governance structure is to have an independent director serve as Chairman of the Board. Mr. Lowrie serves as the non-executive Chairman. Were the Board to determine at a future date that it is in the best interests of the Company’s stockholders to combine the positions of Chairman of the Board and Chief Executive Officer, the independent directors would then determine if a Lead Independent Director will also be appointed. Whereas our Chief Executive Officer, working with the Board, provides day-to-day leadership of our Company, our independent Chairman of the Board leads the Board in the performance of its duties and serves as a liaison between the independent directors and management. In recognition of these distinct differences in duties, our Corporate Governance Guidelines outline specific responsibilities of the Chairman of the Board or a Lead Independent Director, including:

•	presiding over all executive sessions of independent directors;

•	overseeing the planning of the annual Board calendar and, in consultation with the Chief Executive Officer, scheduling and setting the agenda for Board meetings;

•	overseeing the appropriate flow of information to the Board;

•	assisting the Chairs of the various Board committees in preparing agendas for the respective committee meetings;

•	chairing the Company’s annual meeting of stockholders;

•	performing other functions described elsewhere in our Corporate Governance Guidelines or as may otherwise be requested by the Board from time to time; and

•	being available for consultation and communication with stockholders, as appropriate.

Risk Oversight

Enterprise-Wide Risk Oversight. Our Board oversees management’s enterprise-wide risk management activities, either directly or with the assistance of its committees. Risk management activities include assessing and taking actions necessary to manage risk attendant on the long-term strategic direction and operation of our business. Discussions with the Board regarding the Company’s capital and operating plan, business results, and competitive environment ordinarily include a discussion of the risks associated with the particular item under discussion. The Board’s committees assist in the risk oversight function as follows:

•

The Audit Committee oversees our financial controls and compliance activities, and regularly evaluates such matters as our financial reporting and disclosure, our relationships with vendors, and our capital investment and project execution. The enterprise risk management function, which reports to our Chief Financial Officer, assists the Company in identifying and assessing the Company’s material risks. The Company’s Chief Internal Auditor, who always has direct access to the Audit Committee, assists the Company in evaluating risk management controls and methodologies. In connection with its oversight role, the Audit Committee regularly meets privately with representatives from the Company’s independent registered public accounting firm and the Company’s Chief Internal Auditor and General Counsel.

•	The Compensation Committee oversees risk associated with our human capital and our compensation practices and plans.

•	The Nominating and Governance Committee oversees Board processes and corporate governance-related risk, including risks related to environmental health and safety, reputation and branding, and legislative and regulatory matters.

Enterprise-Wide Incentive Compensation Risk Assessment. With the oversight of our Compensation Committee, we conducted a risk assessment of the Company’s human capital with a focus on enterprise-wide compensation programs. The risk assessment reviewed both incentive compensation plans and individual incentive awards paid in 2015 for the presence of potential design elements that could incent employees to incur excessive risk. The assessment also took into account the presence of other design features that serve to mitigate excessive risk-taking, such as the Company’s recoupment policy, stock ownership guidelines, and balanced performance metrics.

After considering the results of the risk assessment, the Compensation Committee concluded, and its independent advisor agreed, that the level of risk associated with the Company’s enterprise-wide compensation programs is not reasonably likely to have a material adverse effect on the Company. The results of the risk assessment were reviewed with the Compensation Committee at a meeting in February 2016. Please see “Compensation Discussion and Analysis — Other Compensation Practices — Consideration of Risk in Setting Executive Compensation” for a discussion of design elements intended to mitigate excessive risk-taking by our executive officers.

Executive Officers

The following presents a brief biographical description of each of our executive officers (other than Mr. Muncrief, whose biographical information appears above under “2016 Director Nominees — Continuing Directors”).

Executive Officer	Biographical Information
Dennis C. Cameron Age 53 Senior Vice President and General Counsel	Mr. Cameron was named Senior Vice President and General Counsel of the Company in December 2013. Prior to that time, Mr. Cameron had served as Vice President and Deputy General Counsel of the Company since July 2013 and Assistant General Counsel from January 2012 to July 2013. Mr. Cameron has over 20 years of legal experience. He was a shareholder of GableGotwals, a full-service law firm, from 1987 until 2011, and from 2008 until 2011 he also served as a member of the Board of Directors of the firm. Mr. Cameron’s practice at GableGotwals consisted primarily of complex litigation involving energy interests, including the defense of class actions, and included commercial litigation with an emphasis on oil and gas issues, products liability and environmental law. Mr. Cameron served as national counsel to a major oil and gas company on royalty, severance taxes and qui tam matters and regional counsel to two other oil and gas companies on similar matters. Mr. Cameron also represented three major oil and gas companies on federal and Indian oil & gas matters related to production throughout the United States and offshore. Mr. Cameron was selected as National Products liability counsel to an international tool manufacturer. Mr. Cameron received a Bachelor of Science in Mechanical Engineering from the University of Oklahoma and Juris Doctor from the University of Oklahoma College of Law.

Executive Officer	Biographical Information
Michael R. Fiser Age 51 Senior Vice President of Marketing	Mr. Fiser was named Senior Vice President of Marketing effective December 2011. From May 2008 until December 2011, Mr. Fiser served as Vice President and Director of Williams Gas Marketing, Inc., with responsibilities including the sales, marketing, transportation management, operations, storage management, trading and hedging of Williams natural gas portfolio. He served as Director for Williams Energy Marketing and Trading and Williams Power from September 1998 to 2008 and was responsible for commercial trading strategies, hedging and logistics. Prior to joining Williams Energy Marketing or Williams Power, Mr. Fiser worked at Koch Industries, Inc. in various marketing and trading roles from June 1987 to September 1998. Mr. Fiser holds a bachelors degree in business administration and marketing from Kansas State University.

Clay M. Gaspar Age 44 Senior Vice President and Chief Operating Officer	Mr. Gaspar was named Senior Vice President and Chief Operating Officer in November 2015 and earlier served as Senior Vice President of Operations and Resource Development since October 2014. From July 2012 until October 2014, Mr. Gaspar served as Vice President — Mid-Continent for Newfield Exploration Company. Prior to joining Newfield, Mr. Gaspar spent 16 years with Anadarko Petroleum Corporation where he served as General Manager of Investor Relations from 2011-2012, General Manager, Business Advisor from 2009-2011 and General Manager, East Texas from 2007-2009. From 1996-2007, Mr. Gaspar served in various engineering and management positions at Anadarko. Mr. Gaspar started his career with Mewbourne Oil Company as a production and drilling engineer where he worked part-time as a student from 1991-1995 and then full-time from 1995-1996. He is a member of the Society of Petroleum Engineers and holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and a Master of Science degree in Petroleum and Geosciences Engineering from the University of Texas at Austin and is a Registered Professional Engineer in the state of Texas.

Bryan K. Guderian Age 56 Senior Vice President of Business Development and Land	Mr. Guderian was named Senior Vice President of Business Development and Land in October 2014. Prior to that time, Mr. Guderian had served as Senior Vice president of Operations since December 2011. From 1998 until December 2011, Mr. Guderian served as Vice President of the Exploration & Production unit of Williams Inc. with responsibility for operational and commercial management of domestic exploration and production assets in the Marcellus Shale, the San Juan Basin and other basins. Mr. Guderian also had responsibility for overseeing Williams’ international operations and served as a director of Apco and Apco Properties Ltd. (a wholly-owned subsidiary of Apco) from 2002 until January 2015 and a director of Petrolera Entre Lomas S.A. from 2003 until January 2015. Mr. Guderian also served as CEO of Apco from December 31, 2013 until January 2015. Mr. Guderian joined Williams in 1991 as a gas marketing representative. Mr. Guderian holds a bachelor of business administration degree in petroleum land management from the University of Oklahoma. He serves as a director of NGL Energy Partners, LP.

Executive Officer	Biographical Information
Marcia M. MacLeod Age 63 Senior Vice President of Human Resources and Administration	Ms. MacLeod was named Senior Vice President of Human Resources and Administration effective December 2011. Ms. MacLeod served as Vice President and Chief Information Officer of Williams from July 2008 to December 2011. Ms. MacLeod served as Vice President of Compensation, Benefits and Human Resources Information Services from October 2000 to May 2004 as well as Vice President of Enterprise Business Services from May 2004 to July 2008. Prior to joining Williams, Ms. MacLeod served as Managing Director of Global Compensation and Benefits for Electronic Data Systems. She has held management roles at JC Penney Company and HEB Grocery Company, and has practiced tax and employee benefits law with a firm in Dallas. Ms. MacLeod holds a B.S. in communications and a J.D. from the University of Tulsa. Ms. MacLeod is also a member of Mott Production LLC, a privately held company holding various oil and gas interests.

J. Kevin Vann Age 44 Senior Vice President and Chief Financial Officer	Mr. Vann was named Senior Vice President and Chief Financial Officer in March 2014. Mr. Vann had also served as Treasurer from September 2014 to November 2014. Prior to his appointment as Senior Vice President and Chief Financial Officer, Mr. Vann had served as Vice President, Chief Accounting Officer and Controller since December 2011. From June 2007 until December 2011, Mr. Vann served as Controller for the exploration and production business unit of Williams. He was Controller for Williams Power Company from 2006 to 2007 and Director of Enterprise Risk Management for Williams from 2002 to 2006. In his Controller positions, he was responsible for the development and implementation of internal controls to ensure effective financial and business systems, accurate financial statements and the timely provision of appropriate information and analysis to assist in the strategic management of the company. As Director of Enterprise Risk Management for Williams, he was responsible for the aggregation and measurement of commodity and credit risk. Mr. Vann also served as a director Apco from March 2014 until January 2015. Mr. Vann holds a B.S. in accounting from Oklahoma State University.

Board Meetings and Annual Meeting Attendance

Directors are expected to attend Board meetings, meetings of committees on which they serve and the Annual Meeting of Stockholders. During the year ended December 31, 2015, the Board of Directors held 14 meetings. All directors who were members of the Board of Directors in 2015 attended at least 75% of the meetings of the Board and any Board committees of which they were members. Each of our directors attended our 2015 Annual Meeting of Stockholders.

Board Committees

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These committees help the Board of Directors fulfill its responsibilities and assist the Board of Directors in making informed decisions. Each committee operates pursuant to a written charter, each of which is available on our website at www.wpxenergy.com, and evaluates its charter and conducts a committee performance evaluation annually.

The directors serve on the committees as set forth below.

Audit	Compensation	Nominating and Governance
Robert K. Herdman, Chair	William R. Granberry, Chair	George A. Lorch, Chair
John A. Carrig	Henry E. Lentz	Kimberly S. Lubel
Kelt Kindick	David F. Work	Karl F. Kurz

Audit Committee

The Audit Committee consists of Messrs. Herdman (Chair), Carrig, and Kindick, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC and each of whom is financially literate. The Board of Directors has determined that each of Messrs. Carrig, Herdman and Kindick has accounting or related financial management expertise and is qualified as an “audit committee financial expert” as defined by the rules and regulations of the SEC. You should understand that these designations are disclosure requirements of the SEC and the NYSE relating to the members’ experience and understanding of accounting and auditing matters. These designations do not affect the obligations or liability of Board or Audit Committee members generally. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, public disclosure and compliance activities and for the selection and retention of the independent registered public accounting firm. The Audit Committee held nine meetings in 2015.

Compensation Committee

The Compensation Committee consists of Messrs. Granberry (Chair), Lentz, and Work, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC and each of whom meets the definition of an outside director under the Internal Revenue Code of 1986, as amended (the “IRC”). The Compensation Committee is responsible for overseeing the design and implementation of strategic executive compensation programs that promote the attraction, retention, and appropriate reward of executive officers and are designed to motivate the Company’s executive officers toward the achievement of business objectives and to align the executive officers’ focus with the long-term interest of the stockholders. The Compensation Committee also makes recommendations to the Board regarding the compensation of our Chief Executive Officer and assists the Board in fulfilling its responsibility to oversee the establishment and administration of the Company’s compensation programs, including incentive compensation, equity-based plans, and related matters for employees subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee also monitors compliance by directors and the executive officers with the Company’s stock ownership guidelines. The Compensation Committee held eight meetings in 2015.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Mr. Lorch (Chair), Ms. Lubel and Mr. Kurz, each of whom is an independent director under the NYSE listing standards and the rules and regulations of the SEC. The Nominating and Governance Committee’s duties include indentifying and recommending qualified individuals to be proposed as nominees for election to the Board at the annual meeting of stockholders and developing, reviewing annually and recommending to the Board changes to our Corporate Governance Guidelines. The Nominating and Governance Committee also reviews the size and composition of the Board and its committees and recommends any changes to the Board, establishes a process for and assesses director independence and oversees the evaluation of the Board and its committees. The Nominating and Governance Committee held four meetings in 2015.

Communications with the Board of Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, the non-executive Chairman of our Board, or the independent directors as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations page of our website at www.wpxenergy.com.

The current contact information is as follows:

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attn: Chairman of the Board

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Attn: Corporate Secretary

We will forward communications to the relevant director(s) unless the communications are of a personal nature or not related to the duties and responsibilities of the Board of Directors, including, without limitation, junk mail, mass mailings, business solicitations, spam, surveys and routine product or business inquiries.

EXECUTIVE COMPENSATION

Executive Summary

In late 2014, as commodity prices began to collapse, our executive officers worked with our Board of Directors to determine how to reshape our Company, high-grade our assets, and protect our financial health in a down market so we will be poised for success when commodity prices rebound. Our Board of Directors and executive officers believe the steps we took in 2015 will position us to emerge as a leaner, more nimble leader in the Exploration & Production (“E&P”) industry, well positioned for future value generation. Throughout 2015, we focused on our core business strategies, including increasing oil production, lowering costs, improving margins, completing asset sales, transforming our portfolio, and driving technical changes in our operations. These actions are designed to add short- and long-term value as well as to prepare for future growth by focusing on our portfolio. Specific examples include:

•	Added high-grade Permian basin assets to our portfolio through the transformational acquisition of RKI Exploration & Production, LLC

•	Increased estimated ultimate recoveries in the Williston Basin by 25%

•	Added land positions in the San Juan Basin’s Gallup oil play

•	Increased oil production by 41%

•	Reduced operating expenses and drilling and completion costs

•	Closed $1 billion in divestitures and exceeded our asset sale goal following the RKI acquisition

•	Maintained liquidity and renegotiated $1.75 billion unsecured revolver

Through strong performance against our annual incentive metrics and the leadership of our executive officers, we created efficiencies and reduced costs, not only positioning us to survive the challenges created by extremely low oil and natural gas prices, but also to emerge as a stronger and better performing company when the commodity price environment improves. During the year, our leaders innovated and brought employees together to share resources, collaborate, and implement best practices. We consolidated operations and most support functions from our Denver office to our Tulsa headquarters, reduced our drilling and completion times, built upon our technical excellence, improved operational performance, and reduced costs.

Our Compensation Committee established the 2015 annual incentive metrics — Production Volume, Controllable Costs, Adjusted EBITDAX, Drilling Finding & Development (“F&D”), and Total Recordable Incidence Rates — to incent our executive officers to focus on technical excellence and more efficient operations in a safe environment. Recognizing the challenges we would face in 2015, our Compensation Committee set stretch targets for each of these metrics. See “Annual Cash Incentive” below for a discussion of the rigor used in setting targets. Performance exceeded target for four of the five metrics, resulting in a calculated performance attainment at 172% of target. Balancing the importance of rewarding executive officers for strong performance with our negative shareholder return for 2015, our Compensation Committee reduced the payout to 150% of target. See “Annual Cash Incentive” for details about how the award was calculated.

In contrast to the above-target annual incentive payout, our long-term incentive plan paid out below target. The metric for the 2013 performance-based RSU award was Total Shareholder Return (“TSR”) relative to our peer group. Because our TSR over the three-year performance period was negative 61%, and in the third quartile compared to our peer group, the long-term incentive awards paid out at only 65% of target. See “Vesting of 2013 Performance-Based RSUs.” Since a significant portion of our long-term incentives is tied to TSR and the majority of pay to executive officers is stock-based (74% with respect to the CEO and 63% for the average of other named executive officers), our executive officers are aligned with our stockholders and experienced a drop in the value of their equity compensation during the year.

Compensation Discussion and Analysis

Our executive compensation program includes several features designed to align the interests of our executive officers with our stockholders:

•	The majority of compensation paid to our CEO is performance-based

•	We use a balanced approach to performance metrics to focus executive officers on executing our strategy while discouraging excessive risk-taking

•	Our stock ownership guidelines require our executive officers to have a significant stake in our long-term success and align their interests with stockholder interests

•	Our Compensation Committee regularly reviews share utilization, overhang levels, and the annual run rate

•	Our recoupment policy requires recovery of all performance-based incentive payments from executive officers found to be responsible for fraud or intentional misconduct that results in a significant restatement of our financial results as well as recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results

•	Our change-in-control agreements have a double trigger for cash payments, equity awards, and other benefits so they are not triggered solely on a change-in-control

•	We provide very limited perquisites to our NEOs

•	Our Compensation Committee engages an independent compensation consultant to provide competitive market data for our executive officers and to lead discussions on trends within our industry

•	When making compensation decisions, our Compensation Committee uses tally sheets to consider total outstanding equity value and estimates of amounts that would be paid in various termination scenarios

In addition, we have adopted policies and provisions to ensure we do not engage in practices that could be detrimental to stockholders:

•	Our performance-based RSU program prohibits payouts in excess of 100% of target if absolute TSR is negative, regardless of the ranking of our TSR relative to peers

•	Other than the limited-term, three-year employment contract entered into with our CEO in connection with his recruitment, we do not provide employment contracts to any of our executive officers

•	We do not provide gross-ups to cover personal income taxes that pertain to severance benefits or the limited perquisites we offer

•	Our insider trading policy prohibits short sales of our common stock and the use of equivalent derivative securities by our directors and executive officers

•	We do not permit our directors or executive officers to engage in margin trading of our stock

•	Our anti-pledging policy prohibits our directors or executive officers from holding our common stock in a margin account or pledging our common stock as collateral for a loan

•	Our incentive plan prohibits the backdating of stock options and the repricing of stock options without stockholder approval

Compensation Philosophy

We provide a competitive total rewards program designed to attract, engage, reward, and retain highly effective executive officers to deliver on our business plan and drive results that increase stockholder value. We intend to maintain compensation programs that are in the best interest of WPX and our stockholders while rewarding our executive officers through a pay mix that balances short- and long-term performance and discourages excessive risk-taking. Establishing the proper compensation mix is critical to our pay-for-performance approach in engaging executive officers to carry out our business strategy.

Our Compensation Committee believes compensation for our executive officers should be weighted toward performance-based compensation as well as pay in the form of equity. Performance-based compensation, which includes Annual Incentive Program (“AIP”) and performance-based RSUs, comprises a major portion of our executive compensation, while base salary is a much smaller percentage. Equity — which directly aligns our executives with stockholders — comprises a much greater portion of compensation to our NEOs than cash compensation.

We implement our compensation philosophy by:

•	making a majority of CEO pay performance-based, subject to increase when we exceed performance targets and reduction when we do not achieve performance targets

•	tying pay to performance metrics that encompass both short- and long-term goals and encourage profitable growth while discouraging excessive risk-taking

•	delivering a majority of compensation in the form of equity, which directly ties the interests of our NEOs to stockholders and causes the value of their compensation to vary based upon our stock price

Determination of Total Compensation

Role of our Compensation Committee and Board of Directors

Our Compensation Committee oversees the design and implementation of our compensation programs, including setting performance metrics and goals for our annual and long-term incentives, and approves compensation for the NEOs, except for the CEO. For the CEO’s compensation, the Compensation Committee makes recommendations to the independent members of the Board of Directors, which has responsibility to approve the CEO’s compensation. Our Compensation Committee makes decisions with respect to executive officer compensation based on the following factors:

•	the performance of each executive officer and the value of the role to WPX

•	market data from our peer group, the broader E&P industry, and general industry

•	internal pay equity considerations, such as relative scope of responsibility of each position

•	input from the CEO (for executive officers other than himself)

•	input from the Committee’s independent compensation consultant

Throughout this CD&A, when references are made to decisions about the CEO’s compensation, those were made by the independent members of the Board of Directors after considering the recommendation of the Compensation Committee.

Consideration of 2015 Stockholder Advisory Vote to Approve 2014 Executive Compensation

In 2015, we received a favorable advisory vote on our executive compensation program, with approximately 83 percent of the Company’s shares voting in favor of the executive compensation program. Our Compensation Committee did not change its approach in 2015 based on the results of the advisory vote. The Committee will continue to monitor and consider the outcomes of the annual advisory votes on our executive compensation program when making compensation decisions for our executive officers.

Role of the Compensation Committee’s Independent Compensation Consultant

Our Compensation Committee retains an independent compensation consultant, FW Cook, to advise on executive and director compensation matters, assess total compensation levels and elements of pay for executive officers, evaluate competitive compensation trends, and identify an appropriate peer group for executive compensation planning. In addition, the independent compensation consultant manages the process by which the Board of Directors evaluates the CEO’s performance. The Committee meets with its independent compensation consultant within and outside the presence of management and has the sole authority to retain and terminate its independent compensation consultant, including sole authority to approve its fees and retention terms. FW Cook provides no other services to WPX and does not perform any work for management.

Consistent with the requirement in our Compensation Committee charter, the Committee annually reviews the independence of its compensation consultant considering the factors set forth in the NYSE listing standards. For 2015, the Committee found that FW Cook continues to meet the NYSE listing standards for independence.

Role of Management and Executive Officers

Although management provides input to the Compensation Committee as it sets performance metrics and goals for our annual and long-term incentives, management does not set compensation for our executive officers. Our CEO provides his evaluation of the performance of the executive officers that report to him and makes compensation recommendations to the Compensation Committee, which then determines compensation for these executive officers. Our CEO also provides an assessment of his own performance to both the Compensation Committee and Board of Directors but does not participate in the process of setting his own compensation.

Competitive Positioning

Our Compensation Committee makes decisions about the appropriate mix between fixed and variable pay and between cash and equity in the context of the competitive market for executive talent, while also considering how each element of pay furthers the objectives of our compensation program. To evaluate this market, the Committee, with the advice and assistance of its independent compensation consultant, considers proxy data and survey data from a designated group of peer companies along with survey data from a broader group of E&P companies and general industry companies.

With input from its independent compensation consultant, our Compensation Committee used the following selection criteria to identify our group of peer companies:

•	U.S. Oil & Gas E&P companies

•	Scale in terms of enterprise value with additional consideration given to asset size, market capitalization, and revenue

•	Whether the company is a competitor for business, investor capital, or executive talent

•	Whether the company has a similar corporate structure focused on horizontal drilling using hydraulic fracturing technology in either multiple basins or in a single basin strategic to our business

Using these criteria, the Compensation Committee identified the companies listed below as the peer group for executive compensation market evaluations for 2015. This is also the group of companies WPX uses to compare against when determining relative TSR under the 2015 performance-based RSUs.

Cabot Oil & Gas Corporation	Pioneer Natural Resources Company
Chesapeake Energy Corporation	QEP Resources, Inc.
Cimarex Energy Company	Range Resources Corporation
Concho Resources Inc.	SandRidge Energy, Inc.
Devon Energy Corporation	SM Energy Company
Energen Corporation	Southwestern Energy Company
Laredo Petroleum, Inc.	Ultra Petroleum Corporation
Newfield Exploration Company

Our methodology for selecting peer companies has resulted in including some companies that are smaller and larger than we are. Our Compensation Committee has determined it is important to include these companies in the peer group because we compete directly with them for both business and talent and because of their influence on the market for executive talent in the E&P industry.

The Compensation Committee evaluates the companies comprising the peer group annually and makes changes as necessary to confirm WPX is using the appropriate group of companies. For 2015 compensation decisions, the Committee concluded the business strategies of Noble Energy and EOG Resources were no longer closely matched to our strategy and decided to remove them from the peer group. In addition, the Committee removed Forest Oil following the announcement of its merger with Sabine Oil & Gas. To maintain an appropriately sized peer group, the Committee added Concho Resources, Energen, and Laredo to replace the three companies it removed. For 2016 compensation decisions, the Committee has decided to replace Devon Energy with Whiting Petroleum because Whiting’s enterprise value and asset focus is more closely aligned with that of WPX. This change will apply to 2016 compensation and does not affect the compensation decisions discussed in this CD&A.

Use of Tally Sheets and Wealth Accumulation Analysis

When making executive compensation decisions, our Compensation Committee reviews comprehensive tally sheet information for each of our executive officers. These tally sheets are prepared by management and reviewed by the Compensation Committee’s independent compensation consultant. The tally sheets quantify the elements of each executive officer’s total compensation, including total outstanding equity and estimates of amounts that would be paid in the event of a change-in-control and other termination scenarios.

Elements of our Compensation Program

Our 2015 executive compensation program included the following four elements.

Compensation Element	Objective	Type of Compensation
Base salary	Provides a fixed level of competitive compensation to retain and reward, based on responsibilities, experience, and performance	Annual cash compensation

Time-based restricted stock awards	Aligns executive interests with stockholders through long-term share ownership with a vesting requirement to retain executives	Time-based restricted stock awards that vest ratably over three years
Annual cash incentive	Motivates and rewards executives for achieving annual performance goals aligned with long-term strategy	Annual cash compensation, earned based on performance against pre-established goals
Performance- based restricted stock units	Motivates and rewards sustained performance, to align executives with long-term interests of stockholders	Restricted stock units that vest based on relative TSR over a three-year period

In allocating among the elements of our compensation program, our Compensation Committee evaluates market data while also considering our compensation philosophy. See “Compensation Philosophy” for a discussion of how our Committee implements this philosophy.

Although base salary and annual cash incentives are important pieces of an executive officer’s total compensation, equity is the most significant element. For the CEO, long-term incentives make up 74% of his target total direct compensation (“TTDC”). For other NEOs on average, long-term incentives are 63% of TTDC.

2015 Pay Mix

Each element is designed to achieve a specific objective that, when balanced with the other elements, achieves our pay-for-performance philosophy and aligns the interests of our executives with our stockholders. For example, because the majority of our compensation for our NEOs is delivered through equity, declines in our stock price in 2015 significantly lowered the value of their compensation. The table below illustrates the decline in grant value, based upon stock price depreciation alone, of the 2015 annual equity grant from the time of the grant on March 2, 2015, to December 31, 2015. The difference in the value reflects the 52% decline in our stock price over that period.

2015 Annual Grants to NEOs —

Intended Grant Day Value versus Value as of December 31, 2015

Similarly, the equity granted to our CEO since he was hired on May 15, 2014, fell in value by a total of over $12.9 million from the grant-date value of each award through the value at vesting (for vested shares) or through December 31, 2015 (for unvested shares).

Grants to CEO — Intended Grant Day Value versus Value as of December 31, 2015

(1)	The 2014 stock award values for Mr. Muncrief is larger than the intended value of his annual equity grants because his 2014 grants replaced the unvested equity forfeited from his former employer.

Base Salary

Attracting and retaining talent with a competitive base salary is the first building block of our compensation program. Our base salaries are intended to help attract highly qualified candidates and provide a stable source of income so our executive officers can focus on day-to-day job responsibilities.

Our Compensation Committee generally sets base salary levels for our executive officers in February of each year. Due to low commodity prices, the Committee delayed 2015 salary increases from February to August in order to allow time to assess the state of the industry and the Company’s performance. Because performance by our NEOs was strong through the first half of 2015, and, because information from surveys and compensation consultants indicated other E&P companies had proceeded with salary increases, the Committee approved the following increases effective August 8, 2015.

Executive	2014 Base Salary	2015 Base Salary		Dollar Increase	Percent Increase
Richard E. Muncrief	$800,000	$840,000		$40,000	5%
J. Kevin Vann	$395,000	$426,000		$31,000	7.8%
Clay M. Gaspar*	$450,000	$459,000	*	$9,000	2%
Bryan K. Guderian	$400,000	$412,000		$12,000	3%
Dennis C. Cameron	$350,000	$364,000		$14,000	4%

*	Mr. Gaspar’s salary was subsequently increased to $500,000 effective with his promotion to Chief Operating Officer on November 2, 2015. The $500,000 salary represents a $50,000, or 11%, increase over his 2014 salary.

Our Compensation Committee considers market data from our peer group as well as a broader group of E&P companies and general industry data when setting the base salary for our executive officers. The actual base salary for an executive officer may be above or below the target median based on factors such as experience in the current position and past positions, performance, knowledge and expertise, and internal equity.

Annual Cash Incentive

Our executive officers are eligible for cash incentives each year under our AIP. The AIP represents 14% of our CEO’s TTDC and 16% of TTDC for our other NEOs. The AIP is performance-based compensation under IRC Section 162(m) and is designed to focus executive officers on achieving the annual business plan linked to our strategy. Execution against the annual plan is important to drive longer-term stockholder value and to deliver on the expectations of the financial community. We employ balanced performance metrics to further specific objectives of our strategy, such as achievement of plan, cost management, cash flow, capital efficiency, and safety.

For 2015, the Committee set the following AIP performance metrics and weightings.

Performance Metric	Objective	Definition	Weighting
Production Volume (MBoe/d)	Achievement of Plan	Volumes as reported publicly in financial results based on sales of oil, gas, and natural gas liquids, with metric reference in equivalent terms	30%
Controllable Cost ($/Boe)	Cost Management	The sum of the following items, divided by production volume ($/Boe): • lease operating expenses — lifting costs and workovers • facility operating expenses • gathering, processing, and transportation expenses • general and administrative (“G&A”) expenses	20%
Adjusted EBITDAX ($MM)	Cash Flow	Earnings before interest expense, income taxes, depreciation, depletion, amortization, and exploration expenses Management will also adjust out impacts from discontinued operations and non-cash items such as impairments and mark-to-market movements related to commodity hedges	20%
Drilling Finding & Development ($/Boe)	Capital Efficiency	Drilling completion capital divided by Reserves Addition Reserves Addition with performance revisions, if appropriate, is the year-end proved extensions and discoveries as defined by the SEC and reported in our Form 10-K, Supplemental Oil & Gas Disclosures	20%
Total Recordable Incidence Rate (“TRIR”)	Safety	The number of OSHA recordable injuries requiring medical treatment beyond simple first aid during the calendar year multiplied by 200,000 and divided by annual hours worked	10%

In 2015, we placed a renewed focus on operational excellence, added a safety metric, and challenged our executive officers to excel at the fundamentals of the E&P industry: reducing drilling and completion times, lowering costs, increasing reserves, and optimizing our assets, both in terms of basin and commodity mix. As discussed below, the Compensation Committee set stretch AIP goals for 2015, with targets that were more rigorous than the annual business plan approved by the full Board, except for TRIR. We performed well against those goals in a challenging year for the E&P industry and during transformational changes for our Company. Strong performance against goals for four of the five performance metrics resulted in an AIP attainment percentage of 172% of target. Although it is important to reward executive officers for high performance, the Compensation Committee recognized our negative shareholder return for 2015 and reduced the payout percentage to 150% of target. Consistent with our pay-for-performance philosophy, the Committee believes this negative adjustment to the formulaic outcome resulting from established performance metrics is appropriate to recognize that, although our executive officers performed well throughout the year, our shareholders lost value as reflected in the decline in our stock price. See “Elements of our Compensation Program” for a discussion of the role the annual cash incentive plays in the total compensation package.

Our Board of Directors engages in a rigorous process each year when setting the annual business plan. Our Compensation Committee then considers the annual business plan when setting the AIP targets. In 2015, with falling commodity prices and the Adjusted EBITDAX goal in the annual business plan lower than the prior year, our Compensation Committee employed a higher degree of rigor when establishing threshold, target, and maximum goals for the AIP and approved AIP performance metrics, except for TRIR, that were above the 2015 annual business plan. Specifically, the Committee established the threshold and targets so that a performance attainment that met the annual business plan would have resulted in an AIP payout of only 87% of target.

Our Compensation Committee set these higher expectations for 2015, and our executive officers delivered results even higher than those stretch goals. Specifically, we increased production volumes to 162.1 MBoe/day, which was 8.1 MBoe/day above the AIP target and 11.2 MBoe/day above our annual plan. We also took aggressive but calculated steps to reduce controllable costs. We did this not only by reducing G&A expenses by over $30 million but more importantly by reducing drilling and completion costs by approximately 25% on average across our drilling program and by reducing lifting costs by 15% even as the oil content of our total production increased by 5% (this means that on a normalized production basis, our lifting costs decreased by 20%). The efficiencies and improved practices that led to these reductions in Controllable Costs will continue to benefit us and our stockholders in the future. Adjusted EBITDAX was $83.5 million above the AIP target due to higher production volumes, lower operating expenses, and a hedging program that was able to minimize the impact of falling commodity prices. Drilling F&D was $15.18/Boe compared to target of $20.14/Boe, based upon improved drilling techniques, reduced costs, and reserves additions of 41.6 MMBoe. Although we did not achieve the target on our safety metric of recordable incidences, the Company did not experience a single lost-time accident in 2015 and is committed to employee safety as a top priority.

The table below shows the threshold, target, and maximum payout levels for each performance metric. Since the purchase of RKI closed in August, the impact of the Permian Basin and the acquisition is excluded from the AIP goals. As shown in the table, the achievement and weightings for these performance metrics resulted in a calculated attainment percentage of 172.1%.

Performance Metric	Weighting	Threshold	Target	Maximum	Actual	Attainment Against Target	Award Payout

Production Volume (MBoe/d)	30%	146.3	154.0	169.4	162.1	105.3%	45.8%
% of Target		95%		110%

Controllable Cost ($/Boe)	20%	$15.16	$13.78	$11.71	$11.31	117.9%	40.0%
% of Target		90%		115%

Adjusted EBITDAX ($ Million)	20%	$711.7	$790.8	$869.9	$874.3	110.6%	40.0%
% of Target		90%		110%

Drilling F&D ($/Boe)	20%	$25.18	$20.14	$15.11	$15.18	124.6%	39.7%
% of Target		75%		125%

Total Recordable Incidence Rate (TRIR)	10%	0.702	0.54	0.378	0.65	79.6%	6.6%
% of Target		70%		130%

Award Payout %*		50%	100%	200%			172.1%**

*	There is no payout for performance falling below the threshold level. The payout opportunity for performance within the ranges is determined based upon linear interpolation. Under Mr. Muncrief’s employment agreement, which expires in 2017, his maximum payout opportunity is 250%.
**	Actual awards were paid out at 150% of the target award value based on the Committee’s exercise of negative discretion.

The Compensation Committee determined the actual AIP awards to be paid to the NEOs based on:

•	performance against targets for the five performance metrics in the table above

•	individual performance, though no adjustments for individual performance were made in 2015

•	Committee discretion to reduce the attainment percentage from 172.1% to 150% in light of negative TSR during 2015

Based upon these factors, the Committee approved the following 2015 AIP award payouts to the NEOs.

Executive	Target Percentage (% of Eligible Earnings)	Target Award Value	Actual Award Paid
Richard E. Muncrief	110%*	$896,923	$1,345,385
J. Kevin Vann	80%*	$325,539	$488,308
Clay M. Gaspar**	80%	$367,815	$551,723
Bryan K. Guderian	70%	$283,231	$424,846
Dennis C. Cameron	65%	$231,000	$346,500

*	Upon a recommendation from our Compensation Committee, our Board of Directors approved an increase of Mr. Muncrief’s AIP target from 100% in 2014 to 110% in 2015. In addition, our Compensation Committee approved an increase in Mr. Vann’s AIP target from 70% in 2014 to 80% in 2015. Both increases in AIP target were to better align their incentive opportunities to market. There were no changes to AIP targets for other NEOs.
**	The target award value and actual award paid are based on actual eligible earnings for the year. The term “Eligible Earnings” includes regular base pay, holiday pay, and vacation pay earned during the year. Thus, Mr. Gaspar’s award reflects the eligible earnings from his salary adjustment effective November 2, 2015, in connection with his promotion to Chief Operating Officer.

Long-Term Incentives

In 2015, we granted performance-based RSUs and time-based RSAs to our executive officers for a number of business reasons, including retention, aligning their interests with the interests of stockholders, and encouraging performance that leads to stock price appreciation and the creation of stockholder value over the long-term. Prior to 2015, we also granted stock options to NEOs. Due to the trend away from the use of stock options in the E&P industry, our Compensation Committee evaluated the role of stock options in the equity mix for our 2015 annual equity grant. Because stock options require granting more shares to achieve the same grant value, our Compensation Committee decided to eliminate stock options, which will result in more efficient utilization of shares for executive compensation purposes.

Our Compensation Committee sets targets for equity compensation based on market data from our peer group and internal equity considerations such as relative scope of responsibilities of each position. Based on these factors, for 2015 the Committee set the following equity targets for our NEOs.

Executive	Performance-Based RSUs*	Time-Based RSAs*	2015 Equity Target

Richard E. Muncrief	$3,060,000	$2,040,000	$5,100,000

J. Kevin Vann	$600,000	$900,000	$1,500,000

Clay M. Gaspar**	$600,000	$900,000	$1,500,000

Bryan K. Guderian	$480,000	$720,000	$1,200,000

Dennis C. Cameron	$300,000	$450,000	$750,000

*	To arrive at the resulting number of performance-based RSUs and time-based RSAs awarded, the dollar value of the approved award was divided by the 20-day average closing price of the Company’s common stock prior to the grant date. The difference between the value approved by the Committee and the grant-day value displayed in both the Summary Compensation Table and the 2015 Grants of Plan-Based Awards reflects the difference between the 20-day average closing price of $11.90 and the stock price on the grant day of $10.77.
**	In connection with his promotion to COO on November 2, 2015, Mr. Gaspar received a one-time equity grant of $1,000,000 of time-based RSAs that vest ratably over three years, in addition to the annual equity grant based on the 2015 equity target.

Based on both market data and our objective to deliver a material proportion of equity compensation in the form of performance-based incentives, our Compensation Committee set the following equity allocation for our NEOs (note that the allocations shown below are based upon our annual, ongoing grant practices and exclude the value of non-recurring grants such as the one made to Mr. Gaspar when he was promoted to COO).

Equity Mix of the 2015 Annual Grant

We believe it is important for a material portion of grants to all executive officers to be in the form of performance-based equity. Further, we have granted a higher proportion of performance-based RSUs to the CEO than to the other executive officers to more directly align the interests of the CEO with our stockholders.

Performance-Based Restricted Stock Units

We grant our executive officers performance-based RSUs to focus their efforts on long-term performance. The performance period for those RSUs is three years, and the performance metric is relative TSR, as compared to a group of our peer companies, further strengthening the alignment with stockholders (see “Competitive Positioning” for a list of companies used for the 2015 award and a discussion of how we select peer companies). TSR is calculated as follows:

TSR % =	(Stock price average over the quarter at the end of period – Stock price average over the quarter at start of period + Dividends paid) Stock price average over the quarter at the start of period

Relative TSR assesses the strength of our return to stockholders by comparing it to the TSR of our peer companies. Using relative TSR as the long-term performance metric, therefore, causes our executive officers to focus on executing our strategy and creating value for stockholders, even in economic downtimes. It minimizes the impact of short- and mid-term movements in share price, causing executive officers to focus on enhancing value over the long-term. Additionally, relative TSR focuses our executive officers on outperforming our competitors because it links their pay to how our stock compares to the stock price of peer companies. We believe that rewarding executive officers for achieving results within their control and incenting them to focus on outperforming our competitors will lead to increased stockholder value.

At the beginning of the performance period, our Compensation Committee establishes the performance objective and approves grants to our executive officers of a certain number of RSUs based on their individual equity target and the equity mix described above in “Long-Term Incentives.” At the end of the three-year performance period, our Compensation Committee determines the payout percentage for the performance-based RSUs based on our relative TSR during that performance period. Our executive officers have the opportunity to receive from 0% to 200% of the award granted based on how our TSR compares to the peer group at the end of the performance period.

Regardless of where our TSR falls relative to our peer companies, payout is capped at 100% if our absolute TSR is negative over the three-year performance period. Performance at the first and second rankings relative to peers earns a 200% payout.

Performance Range	Payout Opportunity if Absolute TSR is Positive	Payout Opportunity if Absolute TSR is Negative
Below 25th Percentile	0%	0%
25th Percentile (threshold)	30%	30%
50th Percentile (target)	100%	100%
75th Percentile (stretch)	175%	100%
1st and 2nd Ranking Relative to Peers	200%	100%

Because we set our equity grant values based on competitive market data, the performance-based equity awards are designed to pay out at 100% of target for median peer group performance with higher performance resulting in awards above the equity target and lower performance resulting in awards below the target value. As a result, when we perform better than the majority of the companies in our peer group, our executive officers earn an award above the target value at the time of grant. Conversely, when our TSR is in the bottom half of our peer group, our executive officers earn less than the target award value.

Vesting of 2013 Performance-Based RSUs

In 2013, we granted performance-based RSUs to our executive officers, including three of our current NEOs. Under the terms of the grant, TSR relative to the peer group designated at the time of grant was the performance metric. The three-year performance period ended on December 31, 2015. The cumulative absolute TSR over the three-year performance period was negative 61%, and performance relative to our 15 peer companies was 10th, or in the third quartile of the peer group. Based upon the payout range set by our Compensation Committee at the time of the grant, only 65% of the performance-based RSUs originally granted vested and were paid to our executives. We believe these awards operated as intended by linking the performance our executives deliver to the pay they receive. Specifically, in addition to the 35% reduction in the number of shares paid out, due to stock price depreciation from the grant date to the vesting date, the value ultimately delivered to our NEOs was only 26% of the grant-date value of the shares.

The peer group for measuring our relative TSR for the 2013 performance-based RSUs was comprised of:

Cabot Oil & Gas Corporation	Pioneer Natural Resources Company
Chesapeake Energy Corporation	QEP Resources, Inc.
Cimarex Energy Company	Range Resources Corporation
Devon Energy Corporation	SandRidge Energy, Inc.
EOG Resources, Inc.	SM Energy Company
Forest Oil Corporation*	Southwestern Energy Company
Newfield Exploration Company	Ultra Petroleum Corporation
Noble Energy, Inc.

*	Forest Oil, which completed an all-stock business combination with Sabine Oil & Gas on December 16, 2014, was included in the group of comparator companies set by our Compensation Committee at the time of the grant. As a result of this business combination, the shareholder return for Forest was locked in as of its December 16, 2014, closing stock price of $0.27 per share.

The following table summarizes the payout of the 2013 performance-based RSUs.

Executive	PB RSUs Granted	Grant Day Value	Number of PB RSUs Forfeited (35%)	PB RSUs Vesting Based Upon Performance Attainment (65%)	Total Value Received Based Upon Performance Attainment and Vesting Date Stock Price	Total Value Lost Based Upon Performance Attainment and Stock Price Depreciation***
Richard E. Muncrief*	NA	NA	NA	NA	NA	NA
J. Kevin Vann**	6,491	$93,535	2,272	4,219	$24,639	$68,896
Clay M. Gaspar*	NA	NA	NA	NA	NA	NA
Bryan K. Guderian	24,288	$349,990	8,501	15,787	$92,196	$257,794
Dennis C. Cameron**	6,491	$93,535	2,272	4,219	$24,639	$68,896

*	Messrs. Muncrief and Gaspar were not employed at the time the 2013 performance-based RSUs were granted.
**	The grants to Messrs. Vann and Cameron were made prior to their promotion to executive officers.
***	Based upon grant-date value of $14.41 on March 4, 2013, and closing stock price of $5.84 on the vesting date of March 4, 2016.

Time-Based Restricted Stock Awards

We grant time-based RSAs to promote long-term retention of executive officers and permit them to accumulate equity ownership in the Company so the interests of our management team are directly aligned with the interests of our stockholders. We believe it is important to have an element of compensation that is focused directly on retaining talent so we can minimize potential loss of institutional knowledge and the disruption inherent in unplanned turnovers. Time-based RSAs also align our executive officers with our stockholders by making them stockholders themselves and tying their personal, long-term wealth to the success of the Company. Retaining talent and aligning interests encourages our executive officers to take actions to enhance the value of our business and increase stockholder value. Time-based RSAs vest ratably over a three-year period.

Benefits and Limited Perquisites

We provide competitive benefits to all our employees, including our executive officers, to promote health and financial well-being. These benefits include health, life, and disability insurance. Long-term disability coverage is provided at a base level of 60% of base salary, with a maximum of $15,000 per month. In addition, all employees, including our executive officers, are eligible to purchase supplemental long-term disability coverage bringing the total up to 70% of base salary, with a combined maximum benefit of $15,000 per month.

Our retirement program consists of both a qualified 401(k) defined contribution plan and two nonqualified deferred compensation plans. Under the qualified 401(k) plan, the Company matches dollar-for-dollar employee contributions up to 6% of pay, subject to IRC contribution limits, and also makes an additional contribution to all employees of either 6% or 8% of eligible pay, depending on the employee’s age.

The two nonqualified plans are a restoration plan and a voluntary deferral plan. The restoration plan provides benefits equal to the amount that would be payable under the qualified 401(k) plan in the absence of certain limitations of the IRC. Our executive officers also are eligible to participate in a voluntary nonqualified deferred compensation plan, which allows deferral of up to 75% of base salary and up to 100% of annual cash incentives. Deferrals to the nonqualified deferred compensation plan are matched up to 6% of pay that is not recognized within the qualified 401(k) plan.

We also provide the following limited perquisites to our executive officers with an aim of attracting highly qualified candidates and allowing our executive officers to focus on job responsibilities:

•	Financial Planning Reimbursement. We reimburse NEOs for financial planning to provide them with expertise on current tax laws, personal financial planning, and preparations for contingencies such as death and disability. We believe encouraging an NEO to work with a financial planner maximizes the retention and engagement aspects of the dollars we spend on these programs. The financial planning reimbursement is limited to $7,500 annually.

•	Personal Use of WPX Energy’s Company Aircraft. We provide very limited personal use of Company aircraft at the CEO’s discretion. The primary purpose of our Company aircraft is for business use, but the CEO retains discretion to permit personal use when he deems appropriate, such as when commercial air travel is inefficient due to costs or additional travel time because the destination is not well served by commercial airlines, or for personal emergencies. During 2015, the maximum individual amount of personal aircraft usage by any of our NEOs was $18,678.

•	Executive Physicals. Executive officer physicals align with our wellness initiative as well as assist us in mitigating risk. These physicals reduce vacancy succession risk by helping the executive identify and prevent issues that could leave a role unexpectedly vacated.

Other Compensation Practices

Stock Ownership Guidelines

It is important for the interests of our executive officers to be aligned with those of our stockholders. One way we accomplish this is by requiring our executive officers to hold certain levels of WPX stock under stock ownership guidelines adopted by our Board of Directors and monitored by our Compensation Committee.

These stock ownership guidelines define the minimum levels of WPX stock our executive officers must own. Each executive officer must hold common stock or time-based RSUs or RSAs of WPX with a value at least equal to the following multiple of his or her base salary in effect as of December 31 of the prior year.

Executive Level	Multiple of Base Salary
CEO	6
Other Executive Officers	3

Stock options, whether vested or not, are excluded from the number of shares owned in calculating compliance with these guidelines. Unvested time-based RSUs and RSAs count toward satisfaction of the ownership requirements while unvested performance-based RSUs do not.

If, on the annual compliance date of February 1, an executive officer does not own shares of WPX common stock with a value equal to the required multiple of base salary, that executive officer is required to retain 50% of any WPX equity acquired through the exercise of stock options or the vesting of time- based RSUs or RSAs or performance-based RSUs, net of taxes, until the next compliance date when his or her WPX stock ownership meets the required multiple of base salary.

To further align his interests with stockholders, our CEO Mr. Muncrief made open market purchases totaling 44,000 shares between the time he joined our Company in May 2014 and the end of 2014. In addition, he made four open market purchases of our stock in 2015, totaling 80,000 shares. Our other NEOs purchased a total of 68,800 of our shares in the open market in 2015.

Consideration of Risk in Setting Executive Compensation

Our performance management system evaluates all employees, including our executive officers, not only on results but also on how results are achieved. In other words, we will not seek results at all costs. Achieving results in a way that is consistent with our values is an important part of our culture. This culture is one of the ways we are able to set aggressive performance goals and encourage appropriate and responsible risk-taking while discouraging imprudent risks. Our Compensation Committee has discretion to adjust individual annual incentive awards based on an evaluation of how executive officers achieve results, including the avoidance of undue risks.

Our Compensation Committee also mitigates risk by using balanced performance metrics. For example, our annual cash incentive program measures Adjusted EBITDAX and Controllable Cost as well as Production Volume. Our annual cash incentive program also includes measures of capital efficiency and safety. Together these metrics encourage our executive officers to make decisions that grow stockholder value over the long term. In addition, we use a supplemental scorecard to evaluate factors such as production volume by type of commodity, capital activity, capital expenditures, and leading safety indicators to assure that in pursuing annual performance objectives our executive officers also focus on ultimate value creation, sustainability of performance, and safety.

While our Compensation Committee believes it is important to emphasize pay-for-performance in our executive compensation program, it also recognizes the need to balance fixed pay with variable pay and short-term incentives with long-term incentives to avoid placing too much emphasis on short-term results. A lack of balance between annual incentives and long-term incentives could cause our executive officers to take undue risks when seeking to drive short-term performance. In addition, our Compensation Committee retains discretion in both our annual incentive program and our long-term incentive program to adjust above-target payouts downward for any reason, including excessively risky behavior.

Annually, we conduct an enterprise-wide assessment of material risks associated with our policies, programs, and actions related to human capital, including any risks that might be raised by our compensation programs. Our Compensation Committee reviews this risk assessment each year.

Recoupment Policy

In the event our financial results are significantly restated due to fraud or intentional misconduct, our Board of Directors will review any performance-based incentive payments paid to executive officers since we became a publicly traded company. We will, to the extent permitted by applicable law, seek recoupment of all performance-based incentive payments from any executive officer found by the Board of Directors to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. In addition, we will seek recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results.

Our Compensation Committee has taken action to clarify that our recoupment policy will be interpreted and applied as necessary to comply with SEC and stock exchange requirements. The Committee will review our recoupment policy and revise it to comply with the rules once they are finalized.

Anti-Hedging and Anti-Pledging Policies

SEC rules generally prohibit uncovered short sales of our common stock by our executive officers. Our insider trading policy also prohibits short sales of our common stock and the use of equivalent derivative securities by our executive officers. The policy also requires all employees covered by the policy, including our executive officers, to consult with our Corporate Secretary (or with our General Counsel or Chief Financial Officer if our Corporate Secretary is not available) before they engage in any transaction for the purchase or sale of our securities. Our insider trading policy also prohibits holding our common stock in a margin account or pledging our common stock as collateral for a loan.

Employment Agreements

It is not our typical practice to enter into employment agreements. In connection with the recruitment and hiring of our CEO, however, we entered into a three-year employment agreement with Mr. Muncrief. This employment agreement does not include an evergreen provision and is limited in term to three years, terminating on May 15, 2017. Under the employment agreement, Mr. Muncrief would be entitled to the following compensation upon termination of his employment (in addition to any vesting of his equity awards under the applicable award agreements):

•	If the Company terminates Mr. Muncrief without cause, he will be entitled to a cash payment equal to two times his annual base salary and target bonus, as well as a pro-rated payment under the AIP for the year in which he is terminated.

•	In the event of Mr. Muncrief’s death or disability, he or his estate will be entitled to a pro-rated payment under the AIP for the year in which death or disability occurs.

Termination and Severance Arrangements

Our executive severance pay plan includes executive officers, other than the CEO who currently has an employment agreement. An executive officer may participate in the plan when the CEO approves a reduction in force, a job elimination, or an involuntary termination without cause. The amount of severance pay is determined by multiplying the severed executive officer’s annual base salary and average annual incentive (based upon the executive officer’s actual incentives earned over the prior three years) by 1.5. In addition, the severance pay plan provides a lump sum payment equal to 12 months of the severed executive officer’s medical plan coverage. The purpose of this lump sum payment is to provide the financial equivalent of active employee medical plan rates for 12 months of medical coverage under COBRA. Consistent with our past practice, the severance pay plan provides that the treatment of outstanding equity awards are governed by the terms of the grant agreement issued at the time the equity was granted. In general, our equity award agreements provide for either vesting or pro-rated vesting for severed employees. To participate in the plan, the employee must execute a severance and restrictive covenant agreement which may contain, among other provisions, non-competition and non-solicitation covenants.

Our CEO is not covered by the executive severance pay plan and instead is subject to an employment agreement. See “Employment Agreements” above for details of the compensation our CEO would be entitled to upon termination of his employment.

Change-in-Control

Each of our NEOs is party to an individual change-in-control agreement. Our change-in-control agreements, in conjunction with the NEOs’ RSU, RSA, and stock option agreements, provide separation benefits for the

NEOs in the event of a change-in-control and are designed to encourage NEOs to focus on the best interests of our stockholders by alleviating concerns about a possible detrimental impact to their own compensation under a potential change-in-control. Our program includes a double trigger for cash payments, benefits, and equity vesting. This means there must be a change-in-control and the NEO’s employment must be involuntarily terminated by the successor company or the NEO must have terminated his employment for good reason in order for benefits to be triggered under the agreement. While a double trigger for equity is not the competitive norm of our peer group, this practice provides a balance by creating security for the NEOs without creating an incentive for NEOs to leave immediately after a change-in-control. Our agreements do not contain an excise tax gross-up provision, but instead provide a “best net” provision providing NEOs with the greater of their after-tax benefit capped at the safe harbor amount or their benefit paid in full (subjecting them to possible excise tax payments).

Our Compensation Committee reviews our change-in-control benefits periodically to evaluate whether they are consistent with competitive practice and aligned with our compensation philosophy. As part of these reviews, calculations are performed to determine the overall program cost if a change — in-control event were to occur and all covered NEOs were terminated. An assessment of competitive norms, including the reasonableness of the types and amount of compensation received, is used to validate benefit levels for a change-in-control. Our Compensation Committee believes that offering a change-in-control program is appropriate and critical to retaining and attracting executive talent and keeping them aligned with the interests of our stockholders if there was a change-in-control.

The following chart details the benefits received if an NEO were to be terminated or resigned for a defined good reason following a change-in-control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEOs. See “Change-in-Control Agreements” below for further disclosure of our change — in-control program.

Change-in-Control Benefit	Benefit to WPX and Stockholders	Benefit to Executive Officer
Multiple of base salary plus annual cash incentive at target	Encourages executive officers to remain engaged and stay focused on successfully closing the transaction	Financial security for the executive officer equivalent to two years of continued employment (three years for our CEO)

Accelerated vesting of equity awards	An incentive to stay during and after a change-in-control If there is risk of forfeiture, executive officers may be less inclined to stay or to support the transaction	The executive officers are kept whole, if they have a separation from service following a change-in-control

Cash payment of 18 months of health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit	Access to health coverage

Reimbursement of legal fees to enforce benefit	Keeps executive officers focused on WPX and not concerned about whether the acquiring company will honor commitments after a change-in-control	Security during an uncertain time period

Outplacement assistance	Keeps executive officers focused on supporting the transaction and less concerned about trying to secure another position	Assists executive officers in finding a comparable executive position

Accounting and Tax Treatment

Our Compensation Committee considers the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of our program design is to support our business objectives.

Section 162(m) of the IRC limits the amount of compensation we may deduct on our federal income tax return for compensation paid to certain executive officers to $1 million per year. There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements. Both the long-term performance-based equity incentive and the annual cash incentive are designed to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit. While the Committee attempts to preserve the deductibility of compensation paid to executive officers, it does not limit executive compensation to amounts deductible under Section 162(m) in order to retain flexibility in determining the amounts to be paid for incentive compensation.

2015 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs earned during fiscal years 2015, 2014, and 2013.

Executive and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Richard E. Muncrief
President and Chief Executive Officer(7)	2015 2014	$815,385 498,462	$0 0	$4,615,699 14,833,039	(8)	$0 1,224,998	$1,345,385 960,000	$0 0	$268,707 56,150	$7,045,176 17,572,649

J. Kevin Vann
Senior Vice President and Chief Financial Officer(9)	2015 2014	406,923 358,304	0 0	1,357,559 961,850		0 371,487	488,308 271,624	0 0	79,784 63,282	2,332,574 2,026,547

Clay M. Gaspar
Senior Vice President and Chief Operating Officer(7)	2015 2014	459,769 77,885	0 0	2,357,556 3,999,994	(8)	0 0	551,723 432,000	0 0	140,185 13,540	3,509,233 4,523,419

Bryan K. Guderian
Senior Vice President of Business Development	2015	404,615	0	1,086,047		0	424,846	0	90,398	2,005,906
	2014	394,769	0	899,984		300,044	331,606	0	81,053	2,007,456
	2013	363,885	0	749,982		249,997	237,144	0	80,411	1,681,419

Dennis C. Cameron
Senior Vice President and General Counsel(9)	2015	355,385	0	678,779		0	346,500	0	78,171	1,458,835
	2014	348,750	0	562,481		187,520	272,025	0	61,766	1,432,542

(1)	Salary: Actual salary paid may differ from the annual rate due to the number of pay periods during the year and the effective date of salary increases.
(2)	Stock Awards: 2015 awards were granted under the terms of WPX Energy, Inc., 2013 Incentive Plan and include time-based RSAs and performance-based RSUs. Amounts shown for all years are the grant date fair value of the awards computed in accordance with FASB ASC.

The potential maximum values of the performance-based RSUs, subject to changes in performance outcomes, are set forth in the table below.

2015 Performance-Based RSU Maximum Potential

Executive	Maximum Award	Maximum Award Value Based on 12/31/2015 Closing Stock Price
Richard E. Muncrief	$5,538,839	$2,951,990
J. Kevin Vann	1,086,047	578,822
Clay M. Gaspar	1,086,047	578,822
Bryan K. Guderian	868,838	463,057
Dennis C. Cameron	543,023	289,411

(3)	Option Awards: 2014 awards are granted under the terms of the WPX Energy, Inc., 2013 Incentive Plan and include nonqualified stock options. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the option awards can found in WPX’s Annual Report on Form 10-K for the year-end December 31, 2014.
(4)	Non-Equity Incentive Plan Compensation: Under the AIP, the maximum annual incentive funding for NEOs is 200% of target except for the CEO, which is 250%.
(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings: WPX does not sponsor a pension plan. All investments are in or based on mutual funds or other publicly available trading instruments with no premiums or guaranteed earnings. Earnings were reported for 2014, but they did not meet the definition for inclusion and have been deleted from the table.
(6)	All Other Compensation: Amounts shown represent payments made by WPX on behalf of the NEOs. The total includes items such as 401(k) matching and WPX annual employer contribution, WPX nonqualified restoration plan employer contribution, and perquisites (if applicable). Perquisites include financial planning services, legal expenses, annual executive physical exam, and personal use of the Company aircraft. Messrs. Muncrief and Gaspar exceeded $10,000 in perquisites. Mr. Muncrief’s perquisites included financial planning ($1,475) and personal use of the Company aircraft ($18,678). Mr. Gaspar’s perquisites included financial planning ($7,500) and personal use of the Company aircraft ($7,837). The incremental cost method was used to calculate the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone, and catering. The cost for financial planning and executive physicals are actual expenses reimbursed or paid.
(7)	Messrs. Muncrief and Gaspar were hired during 2014, and as such, no data is disclosed for them for 2013, and the compensation disclosed for 2014 is for the partial year of their employment.
(8)	The 2014 stock award values for Messrs. Muncrief and Gaspar are larger than typical annual equity grants because they include grants intended to replace the unvested equity forfeited from their former employers.
(9)	Mr. Cameron was promoted to an executive officer position on January 1, 2014, and, Mr. Vann was promoted to an executive officer position on March 31, 2014. As such, no data is disclosed for them for 2013 before they became executive officers.

2015 Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding WPX Energy equity awards held by the NEOs at the end of the fiscal year 2015.

	Option Awards						Stock Awards
Executive	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Grant Date(2)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights that have not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested(5)
Richard E. Muncrief							3/2/2015	171,428	$983,997	257,142	$1,475,995
	5/15/2014	40,389	80,778		$21.45	3/3/2024	5/15/5014	46,747	268,328	140,240	804,978
							5/15/2014	0	0	288,694	1,657,104

J. Kevin Vann							3/2/2015	75,630	434,116	50,420	289,411
	7/29/2014	0	23,790		21.81	7/29/2024	7/29/2014	32,095	184,225	0	0
	3/3/2014	2,158	4,318		17.47	3/3/2024	3/3/2014	6,246	35,852	5,621	32,265
	3/4/2013	5,208	2,604		14.41	3/4/2023	3/4/2013	10,818	62,095	4,219	24,217
	2/29/2012	5,857	0		18.16	2/28/2022	2/29/2012	1,851	10,625	0	0
	2/24/2011	3,560	0		16.46	2/24/2021
	2/23/2010	4,131	0		11.75	2/23/2020
	2/23/2009	2,019	0		6.02	2/23/2019
	2/25/2008	6,604	0		20.21	2/25/2018
	2/26/2007	4,375	0		15.67	2/26/2017

Clay M. Gaspar							11/2/2015	140,252	805,046	0	0
							3/2/2015	75,630	434,116	50,420	289,411
							10/27/2014	98,385	564,730	72,687	417,223

Bryan K. Guderian							3/2/2015	60,504	347,293	40,336	231,529
	3/3/2014	9,892	19,786		17.47	3/3/2024	3/3/2014	18,317	105,140	24,041	137,995
	3/4/2013	20,885	10,443		14.41	3/4/2023	3/4/2013	27,758	159,331	15,787	90,617
	2/29/2012	24,900	0		18.16	2/28/2022	2/29/2012	5,726	32,867	0	0
	2/24/2011	19,230	0		16.46	2/24/2021
	2/23/2010	23,951	0		11.75	2/23/2020
	2/23/2009	11,710	0		6.02	2/23/2019
	2/25/2008	21,429	0		20.21	2/25/2018
	2/26/2007	26,258	0		15.67	2/26/2017

Dennis C. Cameron							3/2/2015	37,815	217,058	25,210	144,705
	3/3/2014	6,182	12,366		17.47	3/3/2024	3/3/2014	11,448	65,712	15,025	86,244
	3/4/2013	5,208	2,604		14.41	3/4/2023	3/4/2013	10,818	62,095	4,219	24,217
	2/29/2012	8,891			18.16	2/28/2022

Stock Options

(1)	The following table reflects the vesting schedules for associated stock option grant dates for awards that had not been 100% vested as of December 31, 2015.

Grant Date	Vesting Schedule	Vesting Dates
7/29/2014	100% vests in three years	7/29/2017
5/15/2014	One-third vests each year for three years	3/3/2015, 3/3/2016, 3/3/2017
3/3/2014	One-third vests each year for three years	3/3/2015, 3/3/2016, 3/3/2017
3/4/2013	One-third vests each year for three years	3/4/2014, 3/4/2015, 3/4/2016

Stock Awards

(2)	The following table reflects the vesting dates for associated time-based RSU and RSA grant dates.

Grant Date	Vesting Schedule	Vesting Dates
11/2/2015	One-third of time-based awards vest annually from the grant date	11/2/2016, 11/2/2017, 11/2/2018
3/2/2015	One-third of time-based awards vest annually from the grant date	3/2/2016, 3/2/2017, 3/2/2018
10/27/2014	One-third of time-based units vest annually from the grant date	10/27/2015, 10/27/2016, 10/27/2017
7/29/2014	100% vests in three years	7/29/2017
5/15/2014	One-third of time-based units vest annually	3/3/2015, 3/3/2016, 3/3/2017
3/3/2014	One-third of time-based units vest annually from the grant date	3/3/2015, 3/3/2016, 3/3/2017
3/4/2013	100% vests in three years	3/4/2016
2/29/2012	The retirement grant, which was made after the spin-off from Williams to compensate employees which for a change in retirement benefits, including two NEOs, and vests in five years	2/28/2017

(3)	Values are based on closing stock price for WPX Energy of $5.74 on December 31, 2015.

(4)	All performance-based RSUs are subject to attainment of performance targets established by the Compensation Committee. The annual grant payout is based on WPX’s TSR relative to its peer group over the three-year performance period. All of the awards will vest no earlier than three years from the grant date. The awards included in the table are outstanding as of December 31, 2015, and for the March 4, 2013 grant, includes the performance attainment of 65%.

(5)	Values are based on closing stock price for WPX Energy of $5.74 on December 31, 2015.

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards payable under WPX’s annual cash incentive program and RSUs and RSAs with respect to WPX stock made during the fiscal year 2015 to the NEOs. All information is presented as of the grant date.

Executive	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard E. Muncrief	3/2/2015	$440,000	$880,000	$2,200,000	85,714	257,142	514,284				$2,769,419
	3/2/2015							171,428			1,846,280
J. Kevin Vann	3/2/2015	158,000	316,000	632,000	16,807	50,420	100,840				543,023
	3/2/2015							75,630			814,535
Clay M. Gaspar	11/2/2015							140,252			999,997
	3/2/2015	180,000	360,000	720,000	16,807	50,420	100,840				543,023
	3/2/2015							75,630			814,535
Bryan K. Guderian	3/2/2015	140,000	280,000	560,000	13,445	40,336	80,672				434,419
	3/2/2015							60,504			651,628
Dennis C. Cameron	3/2/2015	113,750	227,500	455,000	8,403	25,210	50,420				271,512
	3/2/2015							37,815			407,268

(1)	Non-equity Incentive Plan Awards are from WPX’s 2015 AIP. At threshold, the 2015 AIP awards would be 50% of target. The target amount is based upon attaining 100% of target performance goals for all five performance metrics. The maximum amount the NEOs can receive is 200% of their AIP target except for the CEO, which is 250%. These targets reflect the NEOs salary as of January 1, 2015 and the approved incentive targets. The actual AIP award is based on their eligible earnings during the year in which the actual incentive is based on.
(2)	Represents performance-based RSUs granted under WPX’s 2013 Incentive Plan. Performance-based RSUs can be earned over a three-year period only if the established performance target is met and the NEO is employed on the vesting date, subject to certain exceptions such as the executive’s death or disability. These shares will be distributed no earlier than the third anniversary of the grant other than due to a termination upon a change-in-control. If performance plan goals are exceeded, the NEO can receive up to 200% of target. If plan threshold goals are not met, the NEO’s awards are cancelled in their entirety.
(3)	Represents time-based RSAs granted under WPX 2013 Incentive Plan. One-third of time-based awards vest annually from the grant date on 3/2/2016, 3/2/2017, and 3/2/2018. The 11/2/2015 time-based RSAs granted to Gaspar will vest one-third annually from the grant date.
(4)	To arrive at the resulting number of performance-based RSUs and time-based RSAs awarded, the dollar value of the approved award was divided by the 20-day average closing price of the Company’s common stock prior to the grant date. The difference between the value approved by the Committee and the grant-day value displayed both in the Summary Compensation Table and in this table reflects the difference between the 20-day average closing price of $11.90 and the closing stock price on the grant day of $10.77.

2015 WPX Option Exercises and Stock Vested

The following table sets forth certain information with respect to options to acquire the stock of WPX exercised by the NEOs and stock that vested during fiscal year 2015.

	Option Awards		Stock Awards
Executive	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard E. Muncrief	0	$0	215,836	$2,817,080
J. Kevin Vann	0	0	16,408	176,566
Clay M. Gaspar	0	0	49,192	319,256
Bryan K. Guderian	0	0	43,712	470,300
Dennis C. Cameron	0	0	22,817	245,395

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to nonqualified deferred compensation during fiscal year 2015.

Executive	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Richard E. Muncrief	$214,326	$213,554	($235)	$0	$499,428
J. Kevin Vann	0	37,284	718	0	83,922
Clay M. Gaspar	40,939	89,848	(340)	0	134,771
Bryan K. Guderian	0	47,898	(369)	0	161,537
Dennis C. Cameron	0	39,193	842	0	94,061

(1)	Included in the Summary Compensation Table under column labeled All Other Compensation is a non-contributory contribution made by the Company to its nonqualified plans on behalf of each NEO listed in the table. The contributions were made on January 29, 2016 but were attributable to 2015 compensation.
(2)	A diverse array of investment crediting options are available to participants that follow actual market investments. The menu is suited to variable levels of risk tolerance and preferred asset classes. Choices may be made as often as daily.

See “Executive Compensation — Compensation Discussion and Analysis — Benefits and Limited Perquisites” for a discussion of compensation that may be deferred. Distributions are available no sooner than six months after separation from service, with choices of lump sum or up to ten annual installments. Scheduled in-service distributions are also available.

Change-in-Control Agreements

WPX has entered into change-in-control agreements with certain officers, including each of our NEOs. The provisions of our agreements are described below. The definitions of words in quotations are also provided below.

If a “change-in-control” occurs and, within two years following such change-in-control (i) the employment of any NEO is terminated other than for “cause,” “disability,” death, or a “disqualification disaggregation,” or (ii) an NEO resigns for “good reason,” such NEO is entitled to the following:

•	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment);

•	Prorated annual bonus for the year of separation through the termination date (lump sum payment);

•	A severance amount comprised of either (a) three times in the case of our CEO, or (b) two times in the case of our other NEOs the sum of the executive’s base salary plus an annual bonus amount equal to his/her target percentage multiplied by his/her base salary in effect at the termination date as if performance goals were achieved at 100% (lump sum payment);

•	Continued participation in the medical benefit plans for so long as the NEO elects coverage or 18 months from the termination, whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	All restrictions on stock options held by the NEO will lapse, and the options will vest and become immediately exercisable;

•	All restricted stock will vest and will be paid out only in accordance with the terms of the respective award agreements

•	Continued participation in the directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period;

•	Indemnification as set forth under the Company’s bylaws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000.

Our agreements provide a “best net” provision providing the NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full subjecting them to possible excise tax payments.

If an NEO’s employment is terminated for “cause” during the period beginning upon a change-in-control and continuing for two years, the NEO is entitled to accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

Our agreements with our NEOs use the following definitions:

“Cause” means an NEO’s:

•	conviction of or plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on the Company or any of its subsidiaries or affiliates;

•	willful or reckless violation or disregard of the code of business conduct of the Company or the policies of the Company; or

•	habitual or gross neglect of duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO; or acts or omissions with respect to which the Board of Directors could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under our bylaws, indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change-in-control and continuing for two years. An NEO’s act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its affiliate or required by law shall not constitute cause if the NEO cures the action or non-action within ten business days of notice. Furthermore, no act or failure to act will be cause if the NEO acted under the advice of the Company’s counsel or as required by the legal process.

“Change-in-control” means:

•	Any person or group (other than an affiliate of the Company or an employee benefit plan sponsored by the Company or its affiliates) becomes a beneficial owner, as such term is defined under the Exchange Act, of 25% or more of the common stock of the Company or 25% or more of the combined voting power of all securities entitled to vote generally in the election of directors of the Company (“Voting Securities”);

•	The Company’s directors as of a date of the agreement (“Original Directors”) and directors approved after that date by at least two-thirds of the Original Directors cease to constitute a majority of the directors of the Company;

•	Consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owner of at least 65% of the then-outstanding common stock and Voting Securities representing at least 65% of the combined voting power of the then-outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•	Approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the consolidated assets of the Company or the complete liquidation of the Company other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of outstanding common stock of the Company and Voting Securities prior to the transaction continuing to own, directly or indirectly, 50% or more of the assets that were owned by the Company immediately prior to the transaction. A change-in-control will not occur if the NEO agrees in writing prior to an event that such an event will not be a change-in-control.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his/her duties for 12 months or more or for which he/she is receiving income replacement benefits from a Company plan for not less than three months because of an impairment that is expected to last for not less than 12 months.

“Disqualification disaggregation” means:

•	the termination of an NEO’s employment from the Company or an affiliate before a change-in-control for any reason; or

•	the termination of an NEO’s employment by a successor (during the period beginning upon a change-in-control and continuing for two years), if the NEO is employed in substantially the same position and the successor has assumed the Company’s change-in-control agreement.

“Good reason” means, generally, a material adverse change in the NEO’s title, position or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to the NEO’s peers, a successor company’s failure to honor the agreement or the failure of the Company’s Board of Directors to terminate an employee within 90 days of providing such employee of written notice of an act or omission constituting “cause.”

Termination Scenarios(6)

Executive	Payment	For Cause(1)	Retirement(2)	Death & Disability(3)	Not for Cause(4)	CIC(5)
Richard E. Muncrief	Stock Options	$0	NA	$0	$0	$0
	Stock Awards	0	NA	2 ,638,515	2 ,719,622	5,190,401
	Cash Severance	0	NA	0	3,528,000	5,292,000
	Outplacement	0	NA	0	0	25,000
	Health & Welfare	0	NA	0	50,000	22,902
	Total	$0	NA	$2,638,515	$6,216,515	$10,530,303

J. Kevin Vann	Stock Options	0	NA	0	0	0
	Stock Awards	0	NA	799,008	799,008	1,085,847
	Cash Severance	0	NA	0	907,209	1,533,600
	Outplacement	0	NA	0	25,000	25,000
	Health & Welfare	0	NA	0	22,098	33,147
	Total	$0	NA	$799,008	$1,753,315	$2,677,594

Clay M. Gaspar	Stock Options	0	NA	NA	0	0
	Stock Awards	0	NA	1,838,260	1,838,260	2,510,527
	Cash Severance	0	NA	0	966,000	1,800,000
	Outplacement	0	NA	0	25,000	25,000
	Health & Welfare	0	NA	0	22,098	33,147
	Total	$0	NA	$1,838,260	$2,851,358	$4,368,674

Bryan K. Guderian	Stock Options	0	$0	0	0	0
	Stock Awards	0	348,223	821,602	821,602	1,153,568
	Cash Severance	0	0	0	1,032,379	1,400,800
	Outplacement	0	0	0	25,000	25,000
	Health & Welfare	0	0	0	22,098	33,147
	Total	$0	$348,223	$821,602	$1,901,079	$2,612,515

Dennis C. Cameron	Stock Options	0	NA	0	0	0
	Stock Awards	0	NA	425,753	425,753	613,072
	Cash Severance	0	NA	0	836,055	1,201,200
	Outplacement	0	NA	0	25,000	25,000
	Health & Welfare	0	NA	0	22,098	33,147
	Total	$0	NA	$425,753	$1,308,906	$1,872,419

(1)	For Cause: For an NEO who is terminated for cause, all unvested stock options and stock awards cancel.
(2)	Retirement: If an NEO retires from WPX, then all unvested stock options will fully accelerate. A pro-rated portion of the 2012 and 2013 unvested time-bases RSUs will accelerate and a pro-rated portion of any performance-based RSUs will vest on the original vesting date if the Compensation Committee certifies that the performance goals were met.
(3)	Death & Disability: If an NEO dies or becomes disabled, then all unvested stock options will fully accelerate. All unvested time-based RSUs and RSAs will fully accelerate and a pro-rated portion of any performance-based RSUs will vest if the Compensation Committee certifies that the performance goals were met.
(4)	Not for Cause: For an NEO who is involuntarily terminated who receives severance or for an NEO whose job is outsourced with no comparable internal offer, all unvested time-based RSUs and RSAs will fully accelerate and a pro-rated portion of any performance-based RSUs will vest if the Compensation Committee certifies that the performance goals were met. However, unless an NEO is retirement eligible, all unvested stock options will cancel. Under the individual stock option agreements, if an NEO is retirement eligible, then all unvested stock options will fully accelerate.
(5)	CIC: see “Change-in-Control Agreements” section above.

(6)	Eligibility to participate in our executive severance play plan is determined by the Compensation Committee in the case of an executive officer. Our CEO is not covered by the executive severance pay plan, and instead is subject to an employment agreement. See “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements.” A determination of whether an employee has been terminated for cause under our change-in-control agreements is determined by the Board.

We make no assumptions as to the achievement of performance goals as it relates to the performance-based RSUs. If an award is covered by Section 409A of the Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event as required by the Code and our award agreements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section above entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2016 Proxy Statement.

William R. Granberry, Chairman

Henry E. Lentz

David F. Work

Director Compensation

Our Compensation Committee is responsible for reviewing the compensation for non-management directors annually and recommending any changes to our Board of Directors. The objective of this annual review is to determine whether our director compensation is appropriate in relation to other comparable U.S. companies and is competitive to attract and retain the most qualified members for our Board of Directors.

Our non-management directors receive compensation in the form of both cash and equity, with a much greater proportion of the total compensation delivered in the form of restricted stock than in cash. This restricted stock vests one year after the date of grant. The weighting toward equity helps to align the interests of our directors with our stockholders. To further align the interests of our directors with the long-term interests of our stockholders, our stock ownership guidelines require each director to hold common stock of WPX equal to at least five times the annual cash retainer paid to directors. Under the guidelines, shares owned outright, restricted stock awards, and equity deferred under our nonqualified deferred compensation plan are counted as owned. If, on the annual compliance date of February 1 of each year, a director does not own shares equal to five times the annual cash retainer, that director is required to retain 50% of any WPX equity acquired through the vesting of restricted stock, net of taxes, until the next February 1 compliance date when his or her WPX stock ownership meets the required multiple of pay.

During 2015, none of our non-management directors divested shares of our common stock, and several made open-market purchases of our stock. Collectively, these purchases totaled 131,831 shares.

Under our nonqualified deferred compensation plan, non-management directors may defer up to 100% of their annual cash retainer and/or 100% of their annual equity grant. Any cash or equity deferred is paid when the director leaves our board.

The following table summarizes our director compensation program for 2015 and provides a breakdown of director compensation in the form of cash versus equity.

	Dollar Value	Percentage of Retainer
Board Members
Annual Cash Retainer	$75,000	29%
Annual Equity Retainer — Restricted Stock	185,000	71%
Total Annual Retainer	260,000
Committee Chairs
Additional Cash Retainer	15,000
Non-Executive Chairman
Additional Annual Cash Retainer	50,000	21%
Additional Annual Equity Retainer — Restricted Stock	190,000	79%
Total Annual Retainer	240,000

In November 2015, the Committee recommended to the independent members of the Board of Directors that the annual retainer for the non-executive chairman be reduced. Effective January 1, 2016, the non-executive chairman will receive an additional annual cash retainer of $20,000 (down from $50,000) and an additional annual equity retainer of $110,000 (down from $190,000) for a total reduction of $110,000 per year.

Director Compensation Table

The following table sets forth certain information with respect to the compensation of the Board of Directors earned during fiscal year 2015.

Director	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
John A. Carrig	$0	$0	$0	$0	$0	$259,990	$259,990
William R. Granberry	90,000	184,990	0	0	0	0	274,990
Robert K. Herdman	90,000	0	0	0	0	184,990	274,990
Kelt Kindick	75,000	184,990	0	0	0	0	259,990
Karl F. Kurz	75,000	184,990	0	0	0	0	259,990
Henry E. Lentz	75,000	184,990	0	0	0	0	259,990
George A. Lorch	90,000	184,990	0	0	0	0	274,990
William G. Lowrie	125,000	374,987	0	0	0	0	499,987
Kimberly S. Lubel	75,000	184,900	0	0	0	0	259,990
David F. Work	75,000	0	0	0	0	184,990	259,990

(1)	Represents the grant date fair value of the 2015 stock awards based on a $13.83 per share grant-date stock price.

Director	Grant Date	Number of Shares Granted	Grant Date Fair Value
John A. Carrig	5/21/2015	13,376	$184,990
William R. Granberry	5/21/2015	13,376	184,990
Robert K. Herdman	5/21/2015	13,376	184,990
Kelt Kindick	5/21/2015	13,376	184,990
Karl F. Kurz	5/21/2015	13,376	184,990
Henry E. Lentz	5/21/2015	13,376	184,990
George A. Lorch	5/21/2015	13,376	184,990
William G. Lowrie	5/21/2015	27,114	374,986
Kimberly S. Lubel	5/21/2015	13,376	184,990
David F. Work	5/21/2015	13,376	184,990

(2)	The non-employee directors have the following stock and option awards outstanding as of December 31, 2015.

Director	Number of Outstanding Option Awards	Number of Outstanding Stock Awards
John A. Carrig		31,521
William R. Granberry	10,839	13,376
Robert K. Herdman		31,521
Kelt Kindick		13,376
Karl F. Kurz		13,376
Henry E. Lentz		13,376
George A. Lorch		84,365
William G. Lowrie		27,114
Kimberly S. Lubel		13,376
David F. Work		13,376

(3)	The amounts disclosed in the “All Other Compensation” column relate to deferred Fees Earned or Paid in Cash and deferred Stock Awards (at grant date value).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning WPX common stock that may be issued upon the exercise of options, warrants and rights under the WPX Energy, Inc. 2013 Incentive Plan, as amended, as of December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of This Table)
Equity compensation plans approved by security holders	2,889,662	$15.07	11,041,623

(1)	Excludes the shares issuable upon the vesting of restricted stock units and restricted stock awards included in the first column of this table for which there is no weighted-average exercise price.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2013 annual meeting of stockholders, our stockholders elected to have any advisory vote on executive compensation every year. We are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs for 2015. This compensation is described in the “Executive Compensation” section and includes the Executive Summary, Compensation Discussion and Analysis, and the compensation tables and related disclosures.

As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to focus our executive officers on our strategy of growing profitable production and reserves while keeping our unit cost down, generating positive cash flow, and maintaining adequate liquidity to meet business objectives. We employ performance metrics tied to our strategy so we encourage performance that creates long-term value for our stockholders. Our Compensation Committee oversees our executive compensation program and maintains a focus on paying our executive officers for performance, not only through the use of performance metrics tied to our strategy but also by using a mix of compensation elements weighted more heavily to pay that varies based on WPX’s performance.

In 2015, we received a favorable advisory vote on our executive compensation program and therefore have made no significant changes to the structure of the Company’s executive compensation programs as a result of the vote.

Highlights of our executive compensation program include:

•	The majority of compensation paid to our executives is equity-based

•	We use a balanced approach to performance metrics to focus executive officers on executing our strategy while discouraging excessive risk-taking

•	Our stock ownership guidelines encourage our executive officers to have a significant stake in our long-term success and align their interests with stockholder interests

•	Our Compensation Committee regularly reviews share utilization, overhang levels, and the annual run rate

•	Our recoupment policy requires recovery of all performance-based incentive payments from executive officers found to be responsible for fraud or intentional misconduct that results in a significant restatement of our financial results as well as recoupment from all other executive officers of any amounts paid in excess of the award that would have been paid based on the restated financial results

•	Our change-in-control agreements have a double trigger for payments, equity awards, and other benefits so they are not triggered solely on a change-in-control

•	We provide very limited perquisites to our NEOs

•	Our Compensation Committee engages an independent compensation consultant to provide competitive market data for our executive officers and to lead discussions on trends within our industry

•	When making compensation decisions, our Compensation Committee uses tally sheets to consider total outstanding equity value and estimates of amounts that would be paid in various termination scenarios

•	Our performance-based RSU program prohibits payouts in excess of 100% if absolute TSR is negative, regardless of the ranking of our TSR relative to peers

•	Other than the limited-term, three-year employment contract entered into with our CEO in connection with his recruitment, we do not provide employment contracts to our NEOs

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits or the limited perquisites that we offer

•	Our insider trading policy prohibits short sales of our common stock and the use of equivalent derivative securities by our executive officers (anti-hedging policy)

•	We do not permit our directors or executive officers to engage in margin trading of our stock or to use our securities as collateral for a loan (anti-pledging policy)

•	Our incentive plan prohibits the repricing and backdating of stock options without stockholder approvalWe are asking our stockholders to indicate their support for our executive compensation programs. We believe the information provided in this Proxy Statement demonstrates our executive compensation program is designed and operates to align the interests of our executive officers with the interests of our stockholders to create value over the long-term.

While this vote is advisory and not binding, we will consider the outcome of the vote, along with other relevant factors, when making future executive compensation decisions.

For the reasons set forth above, the Board recommends that you vote FOR the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative discussion.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Procedures for Review and Approval of Related-Party Transactions

The Board has adopted policies and procedures with respect to related-person transactions as part of the Audit Committee charter. Any proposed related-person transaction involving a member of the Board or the Chief Executive Officer must be reviewed and approved by the full Board. The Audit Committee reviews proposed transactions with any other related persons, promoters, and certain control persons. If it is impractical to convene an Audit Committee meeting before a related-person transaction occurs, the chair of the committee may review the transaction alone.

No director may participate in any review, consideration or approval of any related-person transaction with respect to which such director or any of his or her immediate family members is the related person. The Audit Committee or its chair, or the Board, as the case may be, in good faith, may approve only those related-person transactions that are in, or not inconsistent with, WPX Energy’s best interests and the best interests of our stockholders. In conducting a review of whether a transaction is, or is not inconsistent with, the best interest of WPX Energy and its stockholders, the Audit Committee or its chair, or the Board, as the case may be, will consider the benefits of the transaction to the Company, the availability of other sources for comparable products or services, the terms of the transaction, the terms available to unrelated third parties and to employees generally, and the nature of the relationship between the Company and the related party, among other things.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2015, Messrs. Granberry, Lentz and Work served on the Compensation Committee. None of these individuals has been an officer or employee of the Company or any of its subsidiaries at any time. In 2015, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Corporate Governance Guidelines and are financially literate as defined by the NYSE and are financial experts as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Consistent with this charter, the Audit Committee assists the Board of Directors with its oversight responsibilities as they relate to:

•	the integrity of the Company’s financial statements;

•	the effectiveness of the Company’s internal controls over financial reporting;

•	the Company’s compliance with legal and regulatory requirements;

•	the implementation and effectiveness of the Company’s ethics and compliance program;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s independent auditor and internal auditors.

The Audit Committee also has responsibility for preparing this report, which must be included in our proxy statement, and appointing and retaining the Company’s independent auditor. In order to meet the responsibilities assigned to it under its charter, the Audit Committee performs a number of tasks, including the following:

•	Advance review of all audit and legally permitted non-audit services to be provided by our independent auditor. This task includes sole approval authority for the fees and terms of the auditor’s engagement.

•	Review of the Company’s audited financial statements and quarterly financial statements. In connection with this task, the Audit Committee focuses on several factors, including the independent auditor’s judgment of the quality of the Company’s accounting principles and major issues regarding judgments made in connection with the preparation of financial statements.

•	At least an annual evaluation of the independent auditor. The Audit Committee established a process for evaluating the independent auditor that includes obtaining an annual assessment from the Company’s management. That assessment includes several factors related to the independent auditor, including qualifications and expertise, past performance and appropriateness of fees. The Audit Committee also considers the communication and interactions with the independent auditor over the course of the year and the results of PCAOB inspections, and conducts a review of the independent auditor’s internal quality control procedures.

•	At least an annual evaluation of the independent auditor’s independence.

•	Quarterly reviews of the Company’s earnings press releases as well as reviews of guidance provided to investors.

•	Periodic reviews of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

•	Periodic reviews of the Company’s program for assessing and managing risks, including steps management has taken to monitor and control exposures to such risks.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed, with both management and Ernst & Young LLP, management’s annual report on the Company’s internal control over financial reporting and Ernst & Young LLP’s attestation.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm in separate sessions the Company’s consolidated financial statements for the years ended December 31, 2015, December 31, 2014 and December 31, 2013.

The Audit Committee discussed with Ernst & Young LLP all matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees). The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, management’s report on internal controls over financial reporting, independent discussions with management and Ernst & Young LLP, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that each of (1) the audited consolidated financial statements for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, and (2) management’s report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

Members of the Audit Committee

Robert K. Herdman, Chairman

John A. Carrig

Kelt Kindick

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst &Young LLP for the audit of financial statements and other services in 2015 and 2014.

(in millions)	2015	2014
Audit Fees(1)	$3.6	$3.6
Audit-Related Fees(2)	$0.1	$0.1
Tax Fees(3)	$0.1	$—
All Other Fees	$—	$—
Total	$3.8	$3.7

(1)	The aggregate audit fees in 2015 and 2014 billed by Ernst & Young LLP were for fees associated with the audit of the Company’s consolidated financial statements, the audit of its internal control over financial reporting, the review of its quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings, including consulting services and services in connection with the Company’s Form S-3 and Form S-8 filings.
(2)	The aggregate fees billed by Ernst & Young LLP for audit-related fees consisted of services in connection with an acquisition in 2015 and services in connection with a prospective MLP in 2014.
(3)	The aggregate fees billed by Ernst & Young LLP for tax services were related primarily to tax planning, tax advice, and tax compliance.

In 2015 and 2014, all of Ernst & Young LLP’s fees were pre-approved by the Company’s Audit Committee.

Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported at a subsequent Audit Committee meeting.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.wpxenergy.com under “Investors” and “Corporate Governance.”

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. The Board has proposed that stockholders ratify this appointment at the Annual Meeting. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from stockholders.

The Board recommends a vote FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December  31, 2016. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 11, 2016, with respect to the number of shares of common stock owned by (a) each director and nominee for director of the Company, (b) each named executive officer of WPX, (c) all directors and executive officers and nominees as a group and (d) each stockholder known by WPX to own beneficially more than five percent of a class of the outstanding common stock. Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name.

Name of Individual or Group	Shares of Common Stock Owned Directly or Indirectly(1)(2)		Options Exercisable Within 60 Days of March 11, 2016(3)	Total(1)(2)(3)		Percent of Class(4)
John A. Carrig	109,328	(5)	0	109,328	(5)	*
William R. Granberry	118,431	(6)	10,839	129,270	(6)	*
Robert K. Herdman	49,328		0	49,328		*
Kelt Kindick	74,652		0	74,652		*
Karl F. Kurz	25,049		0	25,049		*
Henry E. Lentz	59,328		0	59,328		*
George A. Lorch	159,097		0	159,097		*
William G. Lowrie	196,820		0	196,820		*
Kimberly S. Lubel	54,278		0	54,278		*
David F. Work	51,328		0	51,328		*
Dennis C. Cameron	111,664		35,251	146,915		*
Clay M. Gaspar	531,566		0	531,566		*
Bryan K. Guderian	219,602		188,484	408,086		*
Richard E. Muncrief	816,261		121,167	937,428		*
J. Kevin Vann	198,327		64,624	262,951		*
All directors, nominees for director and executive officers as a group (15 individuals)	2,775,059		420,365	3,195,424		1.2%
BlackRock, Inc.(7)	16,300,815		0	16,300,815		5.9%
Shapiro Capital Management (and related parties)(8)	15,781,815		0	15,781,815		5.7%
The Vanguard Group, Inc. (and related parties)(9)	18,562,098		0	18,562,098		6.7%

*	Less than 1%.
(1)	Includes restricted stock units over which executive officers have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Cameron, 45,959; Mr. Gaspar, 221,492; Mr. Guderian, 79,262; Mr. Muncrief, 420,756; Mr. Vann 93,110; and all NEOs as a group, 860,579. Restricted stock units include both time-based and performance-based awards.

(2)	Includes restricted stock units and shares of deferred common stock over which independent directors have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Carrig, 31,521; Mr. Herdman, 31,521; Mr. Lorch, 70,989; Mr. Work 13,376; and all independent directors as a group, 147,407. These directors have the right to acquire the shares underlying these restricted stock units and shares of deferred common stock within 60 days of March 11, 2016, except for 9,141 of the restricted stock units held by Mr. Lorch. Restricted stock units include time-based awards. Includes restricted shares of common stock held under the terms of the WPX Energy, Inc. 2013 Incentive Plan, which will vest on May 21, 2016, as follows: Mr. Granberry, 13,376; Mr. Kindick, 13,376; Mr. Kurz, 13,376; Mr. Lentz, 13,376; Mr. Lorch, 13,376; Mr. Lowrie, 27,114; and Ms. Lubel, 13,376.
(3)	The shares indicated represent stock options granted under the WPX Energy, Inc. 2013 Incentive Plan that are currently exercisable or will become exercisable within 60 days of March 11, 2016. Shares subject to options cannot be voted.
(4)	Ownership percentage is reported based on 276,601,141 shares of common stock outstanding on March 11, 2016, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of March 11, 2016, or within 60 days of that date. Restricted stock units that do not vest within 60 days of March 11, 2016 are not included in ownership percentage.
(5)	Includes 10,000 shares owned by Mr. Carrig’s spouse, over which she possesses sole voting and investment power.
(6)	Includes 1,496 shares owned by Mr. Granberry’s spouse, over which she possesses sole voting and investment power.
(7)	The address of this entity is 55 East 52nd Street, New York, NY 10055. The information provided is based on a Schedule 13G/A filed by BlackRock, Inc. on or about February 10, 2016. That filing indicates that BlackRock, Inc. has sole voting power as to 15,445,036 shares and sole dispositive power as to all 16,300,815 shares shown.
(8)	The address of this entity is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305. The information provided is based on a Schedule 13G filed by Shapiro Capital Management LLC on or about February 12, 2016. That filing indicates that Shapiro Capital Management LLC has sole voting power as to 14,105,274 shares, shared power as to 1,501,541 shares, and sole dispositive voting power as to 15,606,815 shares. That filing also indicates that Samuel R. Shapiro has sole voting power and sole dispositive power as to 175,000 shares, and that Mr. Shapiro, as chairman, a director, and majority shareholder of Shapiro Capital Management LLC, exercises dispositive power over all 15,781,815 shares. Accordingly, Mr. Shapiro may be deemed to have indirect beneficial ownership over the shares held by Shapiro Capital Management LLC.
(9)	The address of this entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information provided is based on a Schedule 13G/A filed by The Vanguard Group, Inc. on or about February 11, 2016. That filing indicates that The Vanguard Group has sole voting power as to 167,267 of the shares shown, sole dispositive power as to 18,394,931 of the shares shown and shared dispositive power as to 167,167 of the shares shown. That filing also indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 153,467 of the shares shown as a result of its serving as investment manager of collective trust accounts. That filing further indicates that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 27,500 of the shares shown as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and certain persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and these greater-than — ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of these reports and other information furnished to us, all Section 16(a) filing requirements applicable to our directors, executive officers and greater — than-ten-percent beneficial owners were complied with on a timely basis during and for the year ended December 31, 2015.

PROPOSAL 4 — STOCKHOLDER PROPOSAL

We have been informed that the California State Teachers’ Retirement system intends to introduce the proposal set forth below at the Annual Meeting. Consistent with SEC rules, the text of the proposal is printed verbatim from the submission. The Company will provide to stockholders the address and reported holdings of the Company’s common stock for the proposal sponsor promptly upon receiving an oral or written request. The Board is recommending a vote against this proposal for the reasons set forth following the proposal.

WHEREAS:

We believe that reporting on environmental risk management makes a company more responsive to its shareholders who are seeking information on how the company is navigating growing regulation, evolving legislation, and increasing public expectations around how corporate behavior impacts the environment.

Companies in the oil and gas industry face risk due to intended and unintended emissions of methane gas from their operations. According to the Environmental Protection Agency (EPA), the oil and gas sector in the United States is the largest industrial source of methane pollution and leaks more than 7 million metric tons of methane emissions each year, enough to meet the cooking and heating needs of over 5 million American homes.

Methane gas emissions are a significant contributor to climate change. According to the Environmental Defense Fund (EDF), methane is a climate pollutant 84 times more powerful than carbon dioxide over a 20 year period and is responsible for one quarter of the global warming we feel today.

Regulation surrounding methane emissions is growing. In 2014, Colorado became the first state in the United States to directly regulate methane emissions from oil and natural gas operations. In August 2015, the EPA proposed the first-ever direct regulation of methane pollution for new and modified sources in the oil and gas industry.

Increased disclosure surrounding methane emissions management could improve public trust in oil and gas companies. According to a December 2013 research report published by Research + Data Insights, if oil and gas companies were to provide greater visibility into efforts to cut down on emissions . . . they have an opportunity to see a dramatic increase in public trust.

Methane emissions also represent the loss of a saleable product. A recent analysis by the Rhodium Group found that in 2012, about 3.5 trillion cubic feet of unburned natural gas, worth about $30 billion, was emitted globally from the oil and gas industry as a result of leaks and intentional releases.

Low cost solutions to address methane reductions exist. A 2014 report by the consulting firm ICF International found that a 40 percent reduction in methane emissions by 2018 would cost $108 million a year in operational expenditures, working out to roughly one penny per thousand cubic foot of gas produced in the United States.

WPX Energy has not provided adequate disclosure, in public filings, on its website, or through a report, that discusses the Company’s strategies to mitigate risk associated with the emission of methane gas from its operations.

RESOLVED

Shareholders request that the Board of Directors issue a report describing how the company is monitoring and managing the level of methane emissions from its operations. The requested report should include a company-wide review of the policies, practices, and metrics related to WPX Energy’s methane emissions risk management strategy. The report should be prepared at reasonable cost, omitting proprietary information, and made available to shareholders by December 31, 2016.

The Board recommends you vote AGAINST this proposal for the following reasons:

Through our website disclosures and other public disclosures and filings, we provide our stockholders and the public with significant and meaningful information regarding the environmental, health and safety aspects of our operations and our practices for managing the related risks, including information regarding our practices associated with air emissions. We will continue to focus on public disclosures regarding air emissions, water management, hydraulic fracturing, safety and health, and community impact of our operations as we incorporate new technologies, as best practices evolve, and as we identify, develop and implement additional environmental, health and safety practices.

It should be noted that the Environmental Protection Agency, the Bureau of Land Management and their counterparts in various states have adopted or are in the process of adopting regulations to further reduce methane emissions. These regulations address reporting and control of greenhouse gas emissions (including methane) from hydraulic fracturing and other well completion and stimulation techniques, natural gas processing and transportation facilities, and from oil and gas storage facilities. We believe that compliance with applicable regulatory requirements contributes to the achievement of this proposal’s objective, and renders unnecessary a supplemental, time-consuming effort to prepare a report. In addition, under the EPA’s Greenhouse Gas Reporting requirements for Petroleum and Natural Gas Systems, methane emissions are incorporated in the GHG emissions and are reported on an annual basis for onshore petroleum and natural gas production sources. Given our well-developed risk management systems, our compliance with regulatory requirements and our stakeholder transparency efforts, we believe that the proposed special report would unnecessarily add to existing efforts and costs while doing nothing meaningful to benefit our stockholders or the communities where we operate.

Finally, we believe that the oil and gas industry has made significant progress in recent years in reducing methane emissions by incorporating new technologies and developing and implementing best practices. We continue to believe that our public disclosures demonstrate our commitment to operating in an environmentally safe and responsible manner, as well as our commitment to open communication with our stockholders and the communities in which we operate. Consequently, we believe our current disclosures adequately address the concerns raised by this proposal regarding our policies, practices and metrics related to methane emissions.

OTHER MATTERS AT MEETING

In accordance with the requirements of advance notice described in our Bylaws, no stockholder nominations or stockholder proposals will be presented at the Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the stockholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

By Order of the Board of Directors,

Stephen E. Brilz

Vice President and Corporate Secretary

Tulsa, Oklahoma

April 6, 2016

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2016.
Vote by Internet
• Go to www.envisionreports.com/WPX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.

+

1. Election of Directors: 01 – John A. Carrig 04 – Karl F. Kurz 07 – Kimberly S. Lubel	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	02 - William R. Granberry 05 - Henry E. Lentz 08 - David F. Work	For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐	03 – Kelt Kindick 06 – William G. Lowrie	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

				For Against Abstain						For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.				☐ ☐ ☐		3. Proposal to ratify the appointment of Ernst & Young LLP as the independent public accounting firm for the Company for the year ending December 31, 2016.				☐	☐	☐
4. Stockholder proposal regarding reporting of Company’s efforts to monitor and manage methane emissions.				☐ ☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2016 Annual Meeting of

WPX Energy, Inc. Stockholders

Thursday, May 19, 2016, 9:30 a.m. (Central Time)

Oklahoma Ballroom

Hyatt Regency Hotel

100 East Second Street

Tulsa, Oklahoma 74103

Directions to the Oklahoma Ballroom, Hyatt Regency Hotel

From the airport:

Merge onto OK-11 W toward US-75. Take the exit on the left onto US-75 S toward Okmulgee/Downtown Tulsa. Take the 1st St/1-244 E/US-412 E exit on the left. Take the 1st St. ramp toward downtown. Turn right onto E 1st St. Turn left onto S Cheyenne Ave. Take the first left onto W 2nd St. and Hyatt Regency Tulsa will be on the right. The Oklahoma Ballroom is located on the lower level of the hotel.

Downtown:

The Oklahoma Ballroom is located on the lower level of the Hyatt Regency Hotel.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — WPX Energy, Inc.

Notice of 2016 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting

Dennis C. Cameron and Stephen E. Brilz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WPX Energy, Inc. to be held on May 19, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+